UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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TUTOR PERINI CORPORATION
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TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

April 9, 2020

Dear Shareholder:

You are cordially invited to attend the Tutor Perini Corporation 2020 Annual Meeting of Shareholders. The Annual Meeting will be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 20, 2020 at 11:30 a.m., Pacific Daylight Time.

Details of the business to be conducted at the Annual Meeting are provided in the enclosed Notice of 2020 Annual Meeting of Shareholders and proxy statement.

Your vote is very important to us. We hope that you are able to participate, either by voting during the meeting or by other acceptable means as described in the attached proxy statement.

Thank you for your ongoing support of Tutor Perini Corporation.

Sincerely,

Ronald N. Tutor
Chairman & Chief Executive Officer

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

NOTICE OF 2020 ANNUAL MEETING OF SHAREHOLDERS

DATE:	Wednesday, May 20, 2020

TIME:	11:30 a.m., Pacific Daylight Time

LOCATION:	15901 Olden Street Sylmar, California 91342

While we plan to hold the 2020 Annual Meeting of Shareholders at the location stated above, as part of our precautions regarding the coronavirus or COVID-19, we are also planning for the possibility that the 2020 Annual Meeting of Shareholders may be held solely by means of remote communication, if such means become permissible under Massachusetts law. If we take this step, we will announce the decision to do so in advance, and details on how to participate will be available at http://investors.tutorperini.com/events-calendar/proxy-voting, as well as by any other means we consider necessary.

MEETING AGENDA:	1. Elect each of the 11 directors named in the accompanying proxy statement for a one-year term expiring at the 2021 Annual Meeting of Shareholders;

2. Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the year ending December 31, 2020;

3. Approve the compensation of the Company’s named executive officers on an advisory (non-binding) basis;

4. Approve an amendment to our Restated Articles of Organization, as amended, to increase the number of authorized shares of the Company’s common stock from 75,000,000 to 112,500,000; and

5. Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

RECORD DATE:	Only shareholders of record at the close of business on March 23, 2020 (the “Record Date”) are entitled to notice of and to vote at the annual meeting and any postponement or adjournment thereof.

PROXY VOTING:

Your vote is very important. We urge you to read this proxy statement and submit your proxy or voting instructions as soon as possible. You may vote your shares over the Internet at www.proxyvote.com, telephonically by dialing 1-800-690-6903, or if you requested to receive printed proxy materials, via your enclosed proxy card. If the shares you own are held in “street name” by a bank or brokerage firm, your bank or brokerage firm will provide a Notice of Availability of Proxy Materials, or, if you request them to do so, they will provide you a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted.

By order of the Board of Directors,

Anthony C. Fiore, Corporate Secretary

April 9, 2020

Sylmar, California

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 20, 2020: The proxy statement and 2019 Annual Report are available at http://investors.tutorperini.com/events-calendar/proxy-voting.

TUTOR PERINI CORPORATION

15901 Olden Street

Sylmar, California 91342

PROXY STATEMENT

April 9, 2020

INTRODUCTION

This proxy statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Tutor Perini Corporation (the “Company,” “Tutor Perini,” “we,” “us” or “our”) of proxies for use in voting at the 2020 Annual Meeting of Shareholders (the “Annual Meeting”) to be held at our corporate headquarters, 15901 Olden Street, Sylmar, California, on May 20, 2020, at 11:30 a.m., Pacific Daylight Time, and any adjournment or postponement thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. Only shareholders of record as of the close of business on March 23, 2020 (the “Record Date”) are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof. As of the Record Date, the Company had 50,473,207 shares of common stock outstanding. Each share of common stock is entitled to one vote.

At the Annual Meeting, our shareholders will consider and vote on the following matters:

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Proposal 1, for the election of each of the 11 nominees for director named in this proxy statement, requires the affirmative vote of a plurality of the votes cast at the Annual Meeting. You may vote FOR any or all director nominees or WITHHOLD your vote from any or all of the director nominees.

We recommend a vote FOR the election of each director nominee.

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Proposal 2, for ratification of the selection of Deloitte & Touche LLP as the Company’s independent auditors for 2020, requires the affirmative vote of the holders of a majority of the votes cast on the proposal at the Annual Meeting.

We recommend a vote FOR the ratification of the selection of Deloitte & Touche LLP as independent auditors.

•

Proposal 3, for approval on an advisory (non-binding) basis of the compensation paid to the Company’s named executive officers, as disclosed in the “Compensation Discussion and Analysis” in this proxy statement and the executive compensation tables and narrative discussion that follow. Approval of the proposal requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting. Although this proposal is advisory in nature, which means that the vote is not binding upon the Company, as they have in past years, the Board and the Compensation Committee will consider our shareholders’ vote on this proposal when setting our executive compensation program.

We recommend a vote FOR the approval of our executive compensation as reported in this proxy statement.

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Proposal 4,  for approval of an amendment to our Restated Articles of Organization, as amended (the “Restated Articles of Organization”), to increase the number of authorized shares of the Company’s common stock from 75,000,000 to 112,500,000, requires the affirmative vote of the holders of a majority of the shares of the Company’s common stock outstanding and entitled to vote.

We recommend a vote FOR the approval of the amendment to our Restated Articles of Organization.

On or about April 9, 2020, proxy materials for the Annual Meeting, including this proxy statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, were made available over the Internet to shareholders entitled to vote at the Annual Meeting. The proxy materials may be accessed by visiting http://investors.tutorperini.com/events-calendar/proxy-voting.

INFORMATION REGARDING THE ANNUAL MEETING

Attending the Annual Meeting

You are entitled to attend the Annual Meeting if you were a shareholder of record or a beneficial owner of our common stock on the Record Date. Shareholders of record may be asked to present valid picture identification, such as a driver’s license or passport, for admission to the Annual Meeting. Seating and parking are limited. Each shareholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

If your shares are registered in the name of a bank or brokerage firm (your record holder), you may be asked to provide proof of beneficial ownership as of the Record Date, such as a brokerage account statement, a copy of the Notice of Internet Availability of

Proxy Materials or voting instruction form provided by your bank, broker or other holder of record, or other similar evidence of ownership, as well as picture identification, for admission.

Proxies and Voting Procedures

You may vote your shares over the Internet at www.proxyvote.com or telephonically by dialing 1-800-690-6903, as discussed in the Notice of Internet Availability of Proxy Materials mailed to shareholders of record. Proxies submitted via the Internet or by telephone must be received by 8:59 p.m., Pacific Daylight Time on May 19, 2020. You may request a printed copy of the proxy materials by following the procedures set forth in the Notice of Internet Availability of Proxy Materials, and you may vote your shares by following the instructions on the enclosed proxy card.

If the shares you own are held in “street name” by a bank or brokerage firm, you are considered the “beneficial owner” of such shares, and your bank or brokerage firm will provide you a Notice of Internet Availability of Proxy Materials, or a printed set of proxy materials together with a voting instruction form, which you may use to direct how your shares will be voted. In order to vote your shares, you must follow the voting instructions forwarded to you by, or on behalf of, that organization. Brokerage firms, banks and other fiduciaries or nominees are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct your broker, bank or other nominee or fiduciary how to vote, and you are also invited to attend the Annual Meeting. We encourage you to provide instructions to your broker, bank or other nominee or fiduciary to vote your shares. Since a beneficial owner is not the record shareholder, you may not vote the shares in person at the Annual Meeting, unless you obtain a legal proxy from the broker, bank or other nominee or fiduciary that holds your shares giving you the right to vote the shares at the meeting.

Electronic Availability of Proxy Statement and 2019 Annual Report

As permitted by Securities and Exchange Commission (“SEC”) rules, we are making this proxy statement and our 2019 Annual Report available to shareholders electronically via the Internet at http://investors.tutorperini.com/events-calendar/proxy-voting. On April 9, 2020, we mailed to our shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our 2019 Annual Report and how to vote online. If you received that notice, you will not receive a printed copy of the proxy materials, unless you request one by following the instructions contained in the notice. We believe that providing our proxy materials over the Internet increases the ease and ability of our shareholders to connect with the information they need and reduces the environmental impact of our Annual Meeting.

Quorum

The presence, in person or by proxy, of outstanding shares of common stock representing a majority of the shares entitled to vote is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the Annual Meeting.

Abstentions and Broker Non-Votes

An “abstention” occurs when a shareholder sends in a proxy with explicit instructions to decline to vote regarding a particular matter. For purposes of establishing a quorum, abstentions in person and proxies received but marked as abstentions as to any or all matters to be voted on count as the shares being present.

If your shares are held in “street name” and you do not return your proxy, your brokerage firm may vote your shares for you under certain circumstances. Brokerage firms have authority under the rules of the New York Stock Exchange (“NYSE”) to vote customers’ unvoted shares on some routine matters. If you do not give a proxy to your brokerage firm to vote your shares, your brokerage firm may either vote your shares on routine matters or leave your shares unvoted (“broker non-votes”). Of the proposals contained herein, only Proposal 2 is considered a routine matter.

Regardless of whether you are a record holder of your shares or hold your shares in “street name,” we encourage you to provide voting instructions to your brokerage firm. This ensures your shares will be voted at the meeting according to your instructions.

Abstentions and broker non-votes have no effect on Proposal 1, Proposal 2 and Proposal 3 discussed in this proxy statement. For Proposal 4, abstentions and broker non-votes, if any, are not counted as affirmative votes on this matter but are counted as outstanding and entitled to vote and have the effect of a vote against Proposal 4.

Proxy Solicitation

In addition to solicitation by mail, our directors, officers and employees may solicit proxies from Tutor Perini shareholders by telephone, facsimile or other electronic means of communication. These persons will not receive additional or special compensation for such solicitation services. The Company also has retained the services of Alliance Advisors, LLC to assist as needed in the proxy preparation, review and solicitation process for a fee of up to $20,000 plus reimbursement of certain out-of-pocket costs. Furthermore, we pay the cost of soliciting proxies, which may include the reimbursement of brokers’, banks’ and other nominees’ expenses for sending proxy materials and obtaining voting instructions from their customers.

Revocation of Proxies

If you execute and return a proxy or vote via the Internet or telephonically in accordance with the instructions provided in the Notice of Internet Availability of Proxy Materials, your proxy may be revoked at any time before it is voted by providing written notice to our Corporate Secretary, by the subsequent execution and delivery of another proxy, or by voting during the Annual Meeting. Please note that if you have instructed your broker to vote your shares, the options for revoking your proxy described above do not apply and you must, instead, follow the directions provided by your broker to change those instructions.

Adjournments and Postponements

In accordance with the Company’s by-laws (the “By-laws”), the Annual Meeting may be adjourned or postponed, including for the purpose of soliciting additional proxies, by action of the presiding officer of the Annual Meeting. Additionally, the Annual Meeting may be postponed and rescheduled by the Board. There may be no notice of the time, date and place of the adjourned meeting, other than by announcement made at the Annual Meeting, regardless of whether or not a quorum is present. Any adjournment or postponement of the Annual Meeting for the purpose of soliciting additional proxies will allow the Company’s shareholders who have already sent their proxies to revoke them any time prior to their use at the Annual Meeting as adjourned or postponed.

PROPOSAL 1: ELECTION OF DIRECTORS

BOARD OF DIRECTORS

The Board, based on the recommendation of the Corporate Governance and Nominating Committee, proposed that the following 11 nominees be elected at the Annual Meeting, each of whom will serve until the 2021 Annual Meeting of Shareholders or until his or her successor has been duly elected and qualified, or his or her earlier death, resignation, removal or disqualification. Each of the nominees is currently a director of the Company and has been elected to hold office until the Annual Meeting or until his or her successor has been elected and qualified, or his or her earlier death, resignation, removal or disqualification. The nominees were most recently elected at the 2019 Annual Meeting of Shareholders.

The following individuals are the nominees for election to the Board:

Name	Age	Director Since	Independent
Ronald N. Tutor	79	1997
Peter Arkley	65	2000	✓
Sidney J. Feltenstein	79	2013
James A. Frost	66	2015
Michael F. Horodniceanu	75	2018	✓
Michael R. Klein	77	1997	✓
Robert C. Lieber	65	2014	✓
Dennis D. Oklak	66	2017	✓
Raymond R. Oneglia	72	2000	✓
Dale Anne Reiss	72	2014	✓
Dickran M. Tevrizian, Jr.	79	2011	✓

The Board has determined that 8 out of the 11 nominees are independent. Detailed information about the Board’s determination of director independence is provided in the “Director Independence” section starting on page 7.

The principal occupation, business experience and educational background of each director nominee are set forth below:

Ronald N. Tutor has served as our Chief Executive Officer since March 2000, as Chairman of the Board since July 1999, and as a director since January 1997. Mr. Tutor also served as Chairman of the Board, President and Chief Executive Officer of Tutor-Saliba Corporation (“Tutor-Saliba”), a privately held California corporation engaged in the construction industry, until Tutor-Saliba merged with the Company in September 2008. He is a member of the Board of Trustees of the University of Southern California. With over 20 years at the Company and over 55 years in the industry, Mr. Tutor brings to the Board an industry acknowledged leadership role and in-depth knowledge of our Company and the construction industry. Mr. Tutor holds a Bachelor of Science in Finance from the University of Southern California.

Peter Arkley has served as a director since May 2000. Since June 2011, he has served as Senior Managing Director, Construction Services Group of Alliant Insurance Services, an insurance and bonding brokerage firm, where he is responsible for the development and implementation of the construction business and financial strategy. More recently, Mr. Arkley was appointed to oversee Alliant Specialty Group, which includes aviation, agribusiness, public entity, health care, real estate, energy and marine, executive risk and construction. Mr. Arkley has extensive knowledge and expertise in insurance surety and financial service markets. Mr. Arkley provides the Board insight on risk management and financial service matters. Mr. Arkley holds a Bachelor of Science in Finance from Wagner College.

Sidney J. Feltenstein has served as a director since November 2013 and is a Senior Operating Partner of Sentinel Capital Partners. He is the retired Chairman and Chief Executive Officer of Yorkshire Global Restaurants, Inc., the holding company for A&W Restaurants and Long John Silver’s, which he founded in 1994. Mr. Feltenstein serves as a director of Fazoli’s, The HoneyBaked Ham Company, Focus Brands, Captain D’s, TGI Fridays and Hooters, Inc., all of which are privately held companies. In addition, he is a former Trustee and Audit Committee Chairman and is currently an Overseer of Boston University, and is a Trustee of One Family Health, both of which are non-profit organizations. Mr. Feltenstein brings extensive operational and marketing management expertise to the Board through various positions held over his career and through his experience as a director of other public and private companies. Mr. Feltenstein holds a Bachelor of Arts in Communications from Boston University.

James A. Frost has served as a director since February 2015, when he was promoted to the position of President and Chief Operating Officer. In addition, since 2008, Mr. Frost has served as Chief Executive Officer of Tutor Perini’s Civil Group. He originally joined the Company’s predecessor, Tutor-Saliba, in 1988 and was ultimately elevated to the role of Chief Operating Officer. Mr. Frost studied engineering at the College of Southern Maryland, at Texas State University and at the University of Texas in Austin. He also completed a two-year business management program at the University of Phoenix in Woodland Hills, California. With more than 30 years of experience with the Company, Mr. Frost brings to the Board extensive executive leadership experience in construction management and operations, having overseen numerous projects, including many of the Company’s largest and most difficult building and civil projects.

Dr. Michael F. Horodniceanu has served as a director since May 2018. Dr. Horodniceanu is a professor and Chair of the Institute of Design & Construction Innovation Hub at NYU Tandon School of Engineering, Department of Urban and Civil Engineering. He is also a principal at Urban Advisory Group, Inc., an urban strategy consultancy. From 2008 to 2017, he served as President of New York Metropolitan Transportation Authority (MTA) Capital Construction Company, where he managed a $23 billion transportation capital program, the largest such program in the United States. During his tenure, he completed four mega-projects, including the long-awaited first phase of the Second Avenue Subway and the extension of the #7 line that facilitated the development of Hudson Yards. Dr. Horodniceanu has, and continues to serve as Chairman of the Faculty Advisory Board of NYU Tandon School of Engineering since 1992 and as Chairman of the Architecture, Engineering and Robotics Commission of the New York City Department of Education Career and Technical Education program since 2017. In addition, since 2001 he has been a director of the Community Service Society of New York, where he was previously a member of the Finance and Development Committees and is currently a member of the Investment Committee. Dr. Horodniceanu brings to the Board over 40 years of academic and industry experience, and over 30 years of executive management experience. Dr. Horodniceanu holds a Bachelor of Science in Civil Engineering from the Technion - Israel Institute of Technology, a Master of Science in Engineering Management from Columbia University and a Doctor of Philosophy in Transportation Planning and Engineering from Polytechnic Institute of New York University. Dr. Horodniceanu is a licensed Professional Engineer.

Michael R. Klein has served as a director since January 1997 and as Vice Chairman of the Board since September 2000. He is also the Lead Independent Director. Mr. Klein, serves as Chairman of the Board of Directors of CoStar Group, Inc., a publicly held provider of commercial real estate information of which he was a co-founder; as Chairman and Chief Executive Officer of the Sunlight Foundation and of Gun Violence Archive, both non-profit organizations which he founded; and as Chairman of the Shakespeare Theatre Company, a non-profit organization. He is a director of ThinkFood Group, LLC, a privately held food services company, a trustee of the Aspen Institute and Chairman of the Aspen Music Festival and School, both non-profit organizations. Mr. Klein’s 40 plus years as a corporate lawyer, investor and director of multiple corporations, both public and private, qualify and enable him to contribute sound judgment and leadership to the Board and the Company in his role as Lead Independent Director. Mr. Klein holds a Master of Laws from Harvard Law School and Juris Doctor and Bachelor of Business Administration from the University of Miami.

Robert C. Lieber has served as a director since August 2014. Mr. Lieber is the Executive Managing Director of Island Capital Group LLC and C-III Capital Partners LLC (“C-III”). He joined the firm in July 2010, after having served under New York City Mayor Michael R. Bloomberg as Deputy Mayor for Economic Development. C-III (through affiliates) serves as the manager of various real estate investment trusts (REITs). In his capacity as Executive Managing Director of C-III, Mr. Lieber serves as a member of the board of directors of Resource Real Estate Opportunity REIT, Inc., a public non-traded REIT managed by subsidiaries of C-III. In addition, he serves as Chief Executive Officer (but not a director) of Exantas Capital Corp., a publicly traded REIT, which is also managed by a subsidiary of C-III. Mr. Lieber brings to the Board extensive expertise and insight into financial and political matters pertaining to real estate and infrastructure development projects, gained through his experience in the financial and governmental sectors. Mr. Lieber holds a Bachelor of Arts from the University of Colorado and a Master of Business Administration from the Wharton School.

Dennis D. Oklak has served as a director since May 2017. Mr. Oklak served as Chief Executive Officer of Duke Realty Corporation, a publicly traded REIT focused on industrial and office properties, from April 2004 through December 2015 and served as Director from April 2004 and Chairman of the Board of Directors of Duke Realty Corporation from 2005 until April 2017. Mr. Oklak serves as a Director of Xenia Hotels and Resorts, a publicly traded lodging REIT, where he has served since February 2015, and as Chairman of the Board of Indiana Toll Road Concession Company LLC. Mr. Oklak also serves on the Dean’s Advisory Board for Ball State University’s Miller College of Business, on the Board of Trustees of the Crossroads of America Council of the Boy Scouts of America Foundation, on the Board of the Eskenazi Health Foundation, and as Chair of the Board of Conexus Indiana. He previously served as a director of Monaco Coach Corporation, a publicly traded recreational vehicle manufacturer; the Executive Board of the National Association of Real Estate Investment Trusts (“NAREIT”) and the Executive Committee of the Board of Directors of BioCrossroads and Conexus Indiana. He also served as a member of the Board of Directors of the Central Indiana Corporate Partnership (“CICP”) where he served on the Executive Committee for seven years including as Chairman from 2012-2014. Mr. Oklak contributes to our Board real estate industry, consulting, operations, development and executive leadership expertise, as well as finance, accounting and auditing expertise from nine years at Deloitte & Touche LLP prior to joining Duke Realty. The Board also values his experience as a chief executive officer and a public company director. He holds a Bachelor of Science degree, with honors, from Ball State University.

Raymond R. Oneglia has served as a director since March 2000. Since 1997, he has also served as Vice Chairman of the Board of Directors of O&G Industries, Inc. (“O&G”), a Connecticut corporation engaged in the construction industry, and prior to that, served in various operating and administrative capacities with O&G since 1970. Mr. Oneglia’s 50 years of experience at O&G allow him to contribute an in-depth industry perspective to the Board. Mr. Oneglia holds a Bachelor of Science from Union College.

Dale Anne Reiss has served as a director since May 2014. Ms. Reiss served as Senior Partner at Ernst & Young LLP, and its predecessor Kenneth Leventhal & Company, for over 25 years, where she was the Global and the Americas  Director of Real Estate,

Hospitality and Construction from 1995 until her retirement in 2008. Subsequently, she was a senior consultant to the Global Real Estate Center of Ernst & Young LLP from 2008 to 2011. Ms. Reiss has served as Managing Director of Artemis Advisors LLC, a real estate restructuring and consulting firm, since June 2008. Ms. Reiss has also served as Senior Managing Director of Brock Capital Group LLC, a boutique investment bank, since December 2009, and as chairman of its affiliate, Brock Real Estate LLC, which specializes in raising capital and mezzanine financing.  Ms. Reiss has served as a  director, member of the audit committee, and member of the nominating and governance committee of Colony Capital, Inc. since June 2019 and as a director and chair of the audit committee of Starwood Real Estate Income Trust, a public non-traded REIT, since November 2017. Ms. Reiss formerly served as a director, chair of the audit committee and member of the nominating and governance committee of iStar Inc. from 2008 through 2019, as a director of CYS Investments, Inc. from 2015 through 2018, and as a director and chair of the compensation committee of Care Capital Properties Inc. from 2015 through 2017. She is governor of the Urban Land Institute Foundation where she also previously served as a board member.  Ms. Reiss brings to the Board extensive expertise in financial and accounting matters from her experience over an extended period at several major public accounting firms, her leadership experience in management and operations at those firms, and her experience as a director of other public and private companies. Ms. Reiss holds a Bachelor of Science in economics and accounting from the Illinois Institute of Technology and a Master of Business Administration in finance and statistics from the University of Chicago. She is a Certified Public Accountant.

Dickran M. Tevrizian, Jr. has served as a director since September 2011. Prior to his retirement in April 2007, Judge Tevrizian had been a federal judge for the United States District Court for the Central District of California since 1986. Upon retirement from the federal judiciary, Judge Tevrizian assumed the role of a private mediator/arbitrator with Judicial Arbitration and Mediation Services. Judge Tevrizian also serves on the legal advisory board of LegalZoom.com, Inc. and on the boards of several other privately held companies and corporations. Judge Tevrizian’s many years of experience as a federal and state judge provides the Board with significant insight on risk management and compliance matters. Judge Tevrizian holds a Juris Doctor and a Bachelor of Science in Finance from the University of Southern California. Currently, Judge Tevrizian serves as a Commissioner of the Los Angeles County Civil Service Commission.

Unless otherwise noted thereon, proxies solicited hereby will be voted for the election of each of the director nominees to hold office until the 2021 Annual Meeting of Shareholders or until their successors are duly elected and qualified, or until their earlier death, resignation, removal or disqualification. Each nominee has consented to being named in this proxy statement and, if elected, each nominee has consented to serve as a director until his or her successor is duly elected and qualified, or until their earlier death, resignation, removal or disqualification. The Board does not contemplate that any nominee will be unable to serve as a director for any reason, but if that should occur prior to the meeting, proxies solicited hereby may be voted either for a substitute nominee designated by the Board; or the Board may determine to leave any such Board seat vacant until a suitable candidate is identified or reduce the size of the Board.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE BOARD OF DIRECTORS’ NOMINEES FOR RE-ELECTION AS DIRECTOR.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Board Composition

The Board currently consists of 11 directors, all of whose terms expire upon the election of their successors at the Annual Meeting or upon their successors’ earlier election and qualification, or until their earlier death, resignation, removal or disqualification. As further described below, the Board and the Corporate Governance and Nominating Committee are committed to identifying qualified director candidates who can make a significant contribution to the Board, including candidates who are independent and who represent diversity in skills, experience, gender, ethnicity and age. The Board believes that its current members possess a strong mix of skills, experience and attributes that are beneficial to the Company and our shareholders.

Under the Amended Shareholders Agreement, which became effective upon the September 2008 merger between Perini Corporation and Tutor-Saliba, Mr. Tutor (as the representative of the former Tutor-Saliba shareholders) has the right to designate one nominee for election as a member of the Board (and thereafter, for nomination for election), so long as Mr. Tutor and the trusts he controls (the “Tutor Group”) own at least 11.25% of the outstanding shares of the Company’s common stock. For more information, see “Certain Relationships and Related Party Transactions—Amended Shareholders Agreement.” Mr. Tutor elected to exercise his right to designate one nominee to the Board in November 2013, when he designated Mr. Feltenstein for nomination and election to the Board. The Corporate Governance and Nominating Committee reviewed Mr. Feltenstein’s qualifications and his appointment to the Board was unanimously approved by the Board.

Director Independence

The Board assesses its directors’ independence from the Company annually, pursuant to Section 303A of the NYSE Listing Standards. As of its most recent assessment, the Board has affirmatively determined that the following current Board members are independent directors: Mr. Arkley, Dr. Horodniceanu, Mr. Klein, Mr. Lieber, Mr. Oklak, Mr. Oneglia, Ms. Reiss and Judge Tevrizian. In addition, all of the members of the Audit, Corporate Governance and Nominating and Compensation committees are independent under applicable listing standards and SEC rules. Moreover, the Board affirmatively determined that Donald D. Snyder, who did not stand for re-election to the Board upon the expiration of his term at the Company’s 2019 Annual Meeting of Shareholders, was an independent director and, as a member of the Corporate Governance and Nominating and Compensation committees, was independent under applicable listing standards and SEC rules. In making its determination of independence, the Board considered each director’s relationship with the Company and its management. Regarding the Compensation Committee, the Board considered any sources of compensation paid to the directors by the Company, as well as whether the director is affiliated with the Company or any of the Company’s subsidiaries or affiliates. The Board also broadly considered all relevant facts and circumstances when assessing the materiality of each of the Director’s relationships with the Company. The Board considered a broad range of possible relationships, including, among others, commercial, industry, banking, consulting, legal, accounting, charitable and familial.

As part of its review, the Board considered the Company’s business relationships with firms affiliated with Mr. Arkley and Mr. Oneglia, and concluded that those relationships were not material and, therefore, both individuals are independent. A summary of the Board’s analysis follows:

•

With respect to Mr. Arkley, the Board considered the relationship between the Company and Alliant Insurance Services (“Alliant”), of which Mr. Arkley is currently a Senior Managing Director. In addition, the Board considered Mr. Arkley’s role on the Compensation Committee in assessing whether compensation to Mr. Arkley paid by any person or entity had or would impair his ability to make independent judgments about the Company’s named executive officers. Consistent with NYSE Listing Standard 303A.02(a), the Board determined that the Company’s relationship with Alliant did not impact Mr. Arkley’s independence from Tutor Perini because of the following: (1) services provided by Alliant are supplied to Tutor Perini on terms similar to Alliant’s other clients; (2) income generated by Alliant for services provided to Tutor Perini are not material to Alliant’s U.S. or consolidated operations; (3) Mr. Arkley is not personally involved in the management of Alliant’s services provided to the Company; (4) Mr. Arkley recuses himself on all Board decisions regarding insurance; (5) Mr. Arkley does not have the authority to unilaterally negotiate Alliant’s fees charged to the Company; (6) commissions paid by the Company are a) established by arrangements negotiated between Alliant and insurance carriers, b) applied uniformly to all of Alliant’s customers and c) publicly disclosed; and (7) remuneration paid to Mr. Arkley for his role at Alliant is not directly tied to the Company’s use of Alliant’s services.

Additionally, in determining Mr. Arkley’s independence, the Board considered, as it does for all of its directors, the qualitative and quantitative factors in NYSE Listing Standard 303A.02(b) and determined that none of these factors impacted Mr. Arkley’s independence:

i.	whether the director was employed by the Company in the last three years or has a family member who was an executive officer of the Company in the last three years;
ii.

whether the director or a family member accepted compensation from the Company in excess of $120,000 during any 12 consecutive months in the last three years, other than remuneration for services provided as a director;

iii.

whether a) the director is a partner or employee at the Company’s auditor, b) the director has a family member who is a partner of the auditor, or who is an employee of the auditor and works on the Company’s audit, or c) the director or family member was a partner or an employee of the auditor in the last three years and worked on the Company’s audit;

iv.

whether the director or a family member is or has been in the last three years an executive officer of another entity where any executive officer served on the compensation committee at the same time; and

v.

whether the Company made or received payments in the last three years in excess of the greater of 2% of the counterparty’s gross revenue and $1 million to an organization where a director is an employee or has a family member that is an executive officer.

Finally, the Board considered other qualitative factors, including those that could result in only the appearance of a lack of independence, and concluded that Mr. Arkley is independent in both fact and appearance.

•

For Mr. Oneglia, the Board considered the relationship between O&G, of which Mr. Oneglia is Vice Chairman of the Board of Directors and a shareholder, and Tutor Perini, including the construction joint venture between Tutor Perini and O&G. The Board determined that the existing joint venture arrangement does not impact Mr. Oneglia’s independence from Tutor Perini because of the following: (1) the joint venture is formed for the limited purposes of performing specific contractual requirements for owners as is commonplace in the construction business; (2) Mr. Oneglia recuses himself on all Board decisions related to the joint venture between the Company and O&G; (3) Mr. Oneglia is not personally involved in the management of the joint venture; and (4) Mr. Oneglia does not have the authority to unilaterally negotiate and approve the terms of the joint venture arrangement. In addition, the full Board has, in each instance of a proposed joint venture, assured itself that the joint venture is on terms no more favorable to O&G than have been the terms of other joint ventures in which the Company has participated. Finally, the Board considered the qualitative and quantitative factors pursuant to NYSE Listing Standard 303A.02, outlined above regarding Mr. Arkley, and determined that none of these factors impacted Mr. Oneglia’s independence.

Mr. Tutor and Mr. Frost are both executive officers and employees of the Company, and Mr. Feltenstein is Mr. Tutor’s father-in-law. Accordingly, none of them serves on committees reserved for independent directors.

Communications with the Board

The Board welcomes the submission of any comments or concerns from shareholders, employees and other interested parties. Those who wish to communicate with the Board may submit communications in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342 and marked to the attention of the Board of Directors or any of its committees or individual directors. All comments or concerns from shareholders and other interested parties will be forwarded directly to the appropriate Board committee or specific directors, as well as to the Company’s Compliance Officer, except that the Board has instructed our Corporate Secretary to review correspondence directed to the Board and not to forward certain items that are unrelated to the duties and responsibilities of the Board, such as resumes or business solicitations, or that are otherwise inappropriate.

In order to facilitate communications with the independent directors, we have a secure telephone number (800-489-8689) whereby shareholders, employees and other interested parties may make their concerns known directly and confidentially to the independent directors, the Audit Committee or the Corporate Governance and Nominating Committee. Shareholders and other interested parties can also communicate with the independent directors via email at board@tutorperini.com.

CORPORATE GOVERNANCE

Board Leadership

Mr. Tutor is Chairman of the Board and Chief Executive Officer. The Chairman of the Board and Chief Executive Officer positions are separately designated offices of the Company, as defined in the By-laws. However, these offices may be held by the same person. Mr. Tutor’s Employment Agreement stipulates that he shall serve as the Company’s Chief Executive Officer, as a member of the Board and as Chairman of the Board. Furthermore, the Board has evaluated these positions and determined that Mr. Tutor’s continued participation in both positions is important to the continued success of the Company for the following reasons, among others: (i) his iconic role in the construction industry with a proven record of successfully bidding for and managing large, complex building and civil projects; (ii) his strong business relationships, including those with clients, suppliers, subcontractors and surety and insurance partners; and (iii) his business acumen, strategic sense, discipline and sound judgment, which have resulted in growth and vertical integration while positioning the Company for future success with additional infrastructure spending expected.

Mr. Klein is the Vice Chairman of the Board and Lead Independent Director elected as such by unanimous vote of the independent directors. In his capacity as Lead Independent Director, Mr. Klein has the following duties and authority:

•	Chairing any meeting of the independent members of the Board in executive session;

•	Meeting with any director who is not adequately performing his duties as a member of the Board or any committee;

•	Serving as a liaison between the Chairman of the Board and the independent directors;

•	Facilitating communications between other members of the Board and the Chairman of the Board; however, each director is free to communicate directly with the Chairman of the Board;

•	Working with the Chairman of the Board to prepare the agenda for Board meetings and determining the need for special meetings of the Board; and

•	Consulting with the Chairman of the Board on matters relating to corporate governance and Board performance.

Committees and Meetings of the Board of Directors

During 2019, the Board met five times, and each of our directors attended at least 75% of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. Our independent directors met in executive session after each of the regularly scheduled Board meetings, as well as one additional time during 2019. The members of the Board are encouraged to attend our annual shareholders meetings. All 11 of the current directors attended the 2019 Annual Meeting of Shareholders.

Our By-laws authorize the Board to appoint one or more committees, each consisting of one or more directors. The Board currently has three standing committees: an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee. The Board reviews the composition of its standing committees at least annually to identify opportunities to further enhance their effectiveness, as well as to bring fresh perspectives to the committees. Each of the standing committees of our Board has a written charter, which satisfies the requirements of the corporate governance rules issued by the SEC and the NYSE for each respective committee. Each standing committee reviews its charter annually and revises it as appropriate. We maintain copies of the charters of each of the standing committees of our Board in the “Investors” section of our website, under the “Corporate Governance” subsection at http://investors.tutorperini.com/corporate-governance and provide copies in print, without charge, to any shareholder requesting a copy.

The Board’s Role in Risk Oversight

Management is responsible for the Company’s day-to-day risk management activities. The Board is responsible for risk oversight, which includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels, including cybersecurity, data privacy and other risks. The Board also plays an integral role in providing risk oversight on potential related party transactions and transactions outside of the normal course of our operations. Our Board administers its risk oversight function as a whole and through its committees. The various committees of the Board oversee certain risks including, but not limited to, the following:

•

Audit Committee – Regularly reviews the integrity of the Company’s financial reporting process including internal control over financial reporting and discusses with management certain risk exposures, including cybersecurity risk, their potential financial impact on the company and its risk mitigation strategies.

•

Compensation Committee – Regularly reviews the compensation policies and practices throughout the Company to confirm that these plans do not encourage excessive risk-taking that may have a materially adverse effect on the Company.

•	Corporate Governance and Nominating Committee – Develops and periodically reviews the Company’s governance structure, including the Code of Business Conduct and Ethics.

The Board meets, at least quarterly, with management to discuss key risks to our operations and our strategy, as well as risk mitigation plans and activities.

Having a Lead Independent Director in place, as discussed above, helps to ensure that the Board is fulfilling its role in risk oversight.

Nominations for Director

The Board considers candidates who are independent, possess relevant business, professional or board experience to make a significant contribution to the Board and have sufficient availability to attend to the business of the Company. Annually, the Corporate Governance and Nominating Committee conducts an evaluation of the Board to determine whether it is functioning effectively and recommends to the full Board the slate of director-nominees to be nominated for election at the next annual meeting of shareholders. Potential candidates for the Board may include candidates nominated by shareholders in accordance with our By-laws, those identified by a search firm retained for such purpose or candidates recommended by other persons, including current directors or executive officers. Pursuant to the Corporate Governance and Nominating Committee charter, the process and criteria for considering the recommendations of shareholders with respect to candidates for election to the Board is the same as those used for candidates recommended by other parties. The minimum qualifications and specific qualities and skills required for directors are set forth in the Corporate Governance Guidelines, a copy of which is maintained in the “Corporate Governance” subsection of our website at http://investors.tutorperini.com/corporate-governance. The Corporate Governance and Nominating Committee values and considers diversity in skills, experience, gender, ethnicity and age important factors when identifying its pool of potential director nominees and when evaluating the Board as a group.

A shareholder who wishes to recommend a director candidate to the Corporate Governance and Nominating Committee for the 2021 Annual Meeting of Shareholders should submit the recommendation in writing to Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, and follow the requirements for shareholder nominations of directors set forth below under “Shareholder Proposals for 2021 Annual Meeting.”

Such shareholder notice shall set forth (a) as to each person whom the shareholder proposes to nominate for election as a director (i) the name, age, business address and residence address of such person, (ii) the principal occupation or employment of such person for the past five years and (iii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such person on the date of such shareholder notice and (b) as to the shareholder giving the notice (i) the name and address, as they appear on the Company’s stock transfer books, of such shareholder and of the beneficial owners (if any) of the stock registered in such shareholder’s name and the name and address of other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder’s notice and (ii) the class and number of shares of the corporation’s capital stock that are beneficially owned by such shareholder and such beneficial owners (if any) on the date of such shareholder notice and by any other shareholders known by such shareholder to be supporting such nominees on the date of such shareholder notice.

Audit Committee

The Audit Committee currently consists of Dale Anne Reiss (Chair), Michael F. Horodniceanu, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak. The Board has determined that each member of the Audit Committee is “financially literate,” as defined in the NYSE listing standards, and meets the independence and experience requirements for members of an audit committee set forth in the rules of the SEC and the listing standards of the NYSE. Based upon review of their qualifications, the Board has designated Ms. Reiss, Dr. Horodniceanu, Mr. Klein, Mr. Lieber and Mr. Oklak as “Audit Committee financial experts” as defined by the rules of the SEC. None of the Audit Committee members serve on the audit committees of more than two other public companies. The duties of the Audit Committee include, but are not limited to, the following:

•	Appointing, compensating, retaining and overseeing the work of the independent auditors;

•

Reviewing and evaluating the qualifications, performance and independence of the independent auditors and the lead partner of the independent auditors and presenting the committee’s conclusions to the full Board;

•	Meeting with management and the independent auditor, either together or separately, to review and discuss the Company’s annual audited financial statements and quarterly financial statements;

•

Reviewing and pre-approving all permissible non-audit services to be performed by the independent auditor, considering whether the performance of such permissible non-audit services is compatible with the auditors’ independence;

•

Reviewing disclosures from the Company of (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data and identify any material weakness in internal controls, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls;

•	Reviewing and approving all potential transactions with related parties; and

•

Establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls, or auditing matters, and (ii) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

The Audit Committee has the authority to retain special accounting, legal or other consultants, as deemed necessary. The Audit Committee met eight times during 2019.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee (the “Committee”) oversees the financial reporting process of the Company, on behalf of the Board of the Company in accordance with the Audit Committee charter. The Board, in its judgment, has determined that all members of the Committee meet the independence and experience requirements of the SEC and the NYSE. The Board has designated Dale Anne Reiss (Chair), Michael F. Horodniceanu, Michael R. Klein, Robert C. Lieber and Dennis D. Oklak as the Company’s “audit committee financial experts,” as defined by the rules of the SEC and NYSE, based on a review of their qualifications.

The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal control over financial reporting, as well as disclosure controls and procedures. The Committee is directly responsible for the appointment, compensation, retention, oversight and termination of the Company's independent auditors (Deloitte & Touche LLP, or “Deloitte,” an independent registered public accounting firm). The Committee is also responsible for the oversight of the Company’s internal audit function. In fulfilling its oversight responsibilities, the Committee meets with Deloitte, internal audit and management to review accounting, auditing, internal controls and financial reporting matters. Deloitte audits the effectiveness of the Company's internal control over financial reporting and expresses its opinion thereon, in addition to auditing the annual consolidated financial statements and expressing an opinion whether those financial statements present fairly the financial position, results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States of America.

The Committee has adopted pre-approval policies and procedures for certain audit and non-audit services and evaluated whether those pre-approved services that Deloitte provides are consistent with the SEC’s rules and regulations on auditor independence. The Committee has the authority to engage outside legal counsel and others to obtain advice and assistance as deemed necessary.

In connection with the December 31, 2019 audited consolidated financial statements, the Committee:

•

Reviewed and discussed with management and Deloitte the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

•

Reviewed and discussed with internal audit, management and Deloitte the Company's internal control over financial reporting, including a review of management's and Deloitte’s assessments of and reports on the effectiveness of internal control over financial reporting and any significant deficiencies or material weaknesses;

•	Reviewed with management and legal counsel any significant legal and regulatory matters that may have had a significant impact on the Company’s financial statements;

•

Discussed with Deloitte the matters that are required to be discussed with the Company’s independent auditors by the applicable requirements of the Public Company Accounting Oversight Board (PCAOB) and the SEC; and

•

Reviewed and considered the written disclosures and the letter regarding the independent auditors’ communications with the Committee concerning independence, which were received from Deloitte, as required by the applicable requirements of the PCAOB, and discussed with Deloitte its independence.

Based on the reviews and discussions above, the Committee recommended to the Board that the audited consolidated financial statements for 2019 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC. The Committee also recommended to the Board the reappointment of Deloitte as the independent auditors of the Company for 2020. The Board approved both recommendations made by the Committee and resolved to include Deloitte’s reappointment to the Company’s shareholders for ratification at the 2020 Annual Meeting.

The Audit Committee

Dale Anne Reiss, Chair

Michael F. Horodniceanu

Michael R. Klein

Robert C. Lieber

Dennis D. Oklak

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee currently consists of Michael R. Klein (Chair), Peter Arkley, Raymond R. Oneglia, and Dickran M. Tevrizian, Jr. The Board has determined that each member of the Corporate Governance and Nominating Committee is an independent director, as defined by the NYSE. The duties of the Corporate Governance and Nominating Committee include the following:

•	Identifying individuals qualified to become directors and recommending to the full Board the persons to be nominated for election as directors;

•	Recommending director nominees for each committee of the Board and nominees for Chair of each committee;

•	Evaluating the independence of each director and so advising the Board;

•	Conducting a review and update, as necessary, of the Corporate Governance Guidelines and the Code of Business Conduct and Ethics;

•	Conducting evaluations of the performance of the Board and each committee, including a self-evaluation; and

•	Nominating a Lead Independent Director whose duties include presiding at executive sessions of the non-management directors.

The Corporate Governance and Nominating Committee has the authority to retain consultants or other experts as it considers necessary to assist in the performance of its duties. The Corporate Governance and Nominating Committee retained a third-party search firm during 2019 to assist in identifying and evaluating potential candidates for director. The Corporate Governance and Nominating Committee met four times during 2019.

We have developed Corporate Governance Guidelines and a Code of Business Conduct and Ethics to outline our commitment to carefully govern the operation of our business and compliance with applicable laws and regulations, while maintaining the highest ethical standards. The Code applies to all of our officers, directors, agents and employees, including our principal executive officer, principal financial officer and principal accounting officer. Tutor Perini’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are also available in the “Corporate Governance” subsection of our website at investors.tutorperini.com/corporate-governance. Interested parties may obtain printed copies of these documents by writing to or calling the Investor Relations Department of the Company at 15901 Olden Street, Sylmar, California 91342; Telephone: (818) 362-8391; e‑mail: investor.relations@tutorperini.com. Any amendments to, or waivers of, the Code of Business Conduct and Ethics that apply to our executive officers or directors, including our principal executive officer, principal financial officer and principal accounting officer, will be disclosed on our website promptly following the date of such amendment or waiver.

Compensation Committee

The Compensation Committee currently consists of Peter Arkley (Chair), Michael R. Klein and Robert C. Lieber. The Board has determined that each member of the Compensation Committee is an independent director, as defined by the NYSE, and meets the additional independence requirements of the NYSE applicable to Compensation Committee members.

The principal powers and duties of the Compensation Committee as established by the Board are as follows:

•

Review and approve the executive compensation programs and policies to assure they are consistent with the Company’s goals and objectives, and competitive with those of comparable firms in the construction industry;

•	Review and recommend to the Board compensation of directors for service on the Board and its committees;

•

Review and approve corporate goals and objectives relevant to the compensation of the Chairman and Chief Executive Officer (“CEO”), evaluate the CEO’s performance in light of the established goals and objectives and recommend to the independent directors of the Board the CEO’s compensation for the Board’s approval;

•

Pursuant to the authority delegated to it by the Board, review and approve the compensation of other executive officers taking into account such factors as it deems appropriate, including, but not limited to, the recommendations of the CEO;

•

Establish, approve and certify the incentive compensation plans in effect including (i) participants in such plans; (ii) performance goals; (iii) payment, if any, of bonuses; (iv) determination of whether the form of payment will be cash, common stock, or a combination thereof; (v) interpret the provisions of the incentive compensation plans; and (vi) establish rules and regulations governing the incentive compensation plans;

•

Oversee administration of the Perini Corporation Pension Plan, which is currently frozen, including monitoring investments, approval of significant changes to the plan document and such other actions that the Compensation Committee deems appropriate; and

•	Review and approve the Compensation Discussion and Analysis prepared by management, and recommend its inclusion in the proxy statement or Form 10-K.

The Compensation Committee has the authority to retain special consultants to advise the Compensation Committee as it considers necessary. These consultants report exclusively to the Compensation Committee, which has sole discretion to hire and fire the consultants and to approve their fees. The Compensation Committee retained the services of Meridian Compensation Partners, LLC (“Meridian”) in 2019 to review and provide guidance for the proxy statement and to provide other consultative services related to our compensation programs and practices. The Compensation Committee considered independence factors under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) and NYSE rules and concluded that the work performed by Meridian did not give rise to any conflicts of interest.

The Compensation Committee met five times during 2019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

We have adopted a Code of Business Conduct and Ethics for all executive officers, directors, and employees, which addresses potential conflict of interest situations, including related party transactions. Under this Code of Business Conduct and Ethics, any questions involving potential conflict of interest situations are required to be directed to our Chief Compliance Officer, and suspected violations are required to be reported to either the Chief Compliance Officer or the Chair of the Audit Committee. In addition, our Audit Committee is responsible for reviewing and evaluating potential related party transactions involving executive officers or directors and then advising the Board whether such transactions are appropriate.

The transactions described below were reviewed and approved by the Audit Committee or the full Board, as applicable, in accordance with our policies involving potential conflict of interest situations.

Amended Shareholders Agreement

Effective September 8, 2008 upon completion of the merger with Tutor-Saliba, we entered into a shareholders agreement (as subsequently amended, the “Amended Shareholders Agreement”) with Mr. Tutor, as the shareholder representative, and each of the former Tutor-Saliba shareholders who became shareholders of Tutor Perini, which provides for the following:

•	Mr. Tutor will be nominated for election to the Board as long as he serves as the Chief Executive Officer of Tutor Perini.

•

Mr. Tutor has the right to designate two nominees for election to the Board for so long as the Tutor Group owns at least 22.5% of the outstanding shares of common stock and one nominee if the Tutor Group owns less than 22.5% but at least 11.25% of the outstanding shares of common stock. Mr. Tutor elected to exercise his right to designate one nominee to the Board when, in November 2013, he designated Mr. Feltenstein for nomination and election to the Board. Accordingly, at each meeting of shareholders at which directors are to be elected, we have agreed to nominate and recommend the shareholder representative’s designee(s) and Mr. Tutor (as long as he serves as our Chief Executive Officer) for election to the Board, subject to certain limitations to comply with law, governance requirements or eligibility for listing on a securities exchange or if a nominee is deemed to be unfit to serve as a director of an NYSE-listed company or otherwise does not meet applicable eligibility criteria.

•

The Tutor Group (see “Board Composition” for discussion of the Tutor Group) has certain registration rights with respect to the shares of the common stock acquired pursuant to the merger. After March 8, 2009, Mr. Tutor, as shareholder representative, may require Tutor Perini, on up to three occasions, to register shares of common stock issued to the Tutor Group in connection with the merger for resale under the Securities Act in an underwritten offering. Additionally, if we propose to register any securities under the Securities Act, each member of the Tutor Group must receive notice of the registration and the opportunity to include its shares of the common stock in the registration. These “piggyback registration” rights are subject to customary conditions and limitations, including the right of the underwriters of an offering to limit the number of shares included in such registration and Tutor Perini’s right to decline a request to register shares. Tutor Perini is responsible for paying the expenses of any such registration.

Leased Property

We lease certain facilities at market lease rates from an entity indirectly owned and controlled by Mr. Tutor. Under these leases we paid $3.1 million and recognized expense of $3.2 million for the year ended December 31, 2019. Our participation in these lease agreements was reviewed and approved by the Audit Committee in accordance with the Audit Committee Charter.

O&G Joint Ventures

Mr. Oneglia is Vice Chairman of O&G Industries, Inc. The Company occasionally forms construction project joint ventures with O&G, in which O&G may provide equipment and services for the projects on customary trade terms. During the year ended December 31, 2019, we had one active joint venture with O&G for projects in Los Angeles, California in which the Company’s and O&G’s joint venture interests are 75% and 25%, respectively. No payments were made to O&G by the joint venture or the Company during 2019. Our participation in this joint venture was reviewed and approved by the full Board in accordance with the Company’s policies. See “Director Independence” for additional information.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF AUDITORS

Our Audit Committee has selected Deloitte & Touche LLP, an independent registered public accounting firm, as our auditors for the year ending December 31, 2020. Although shareholder approval of the selection of Deloitte & Touche LLP is not required by law, the Board believes that it is advisable to give shareholders an opportunity to ratify this selection. If this proposal is not approved by our shareholders at the 2020 Annual Meeting, our Audit Committee will reconsider their selection of Deloitte & Touche LLP. Deloitte & Touche LLP has been our independent registered public accounting firm since 2002. Representatives of Deloitte & Touche LLP will be present at the 2020 Annual Meeting of Shareholders, will have the opportunity to make a statement, if they so desire, and will be available to answer appropriate questions.

FEES PAID TO AUDIT FIRM

During the years ended December 31, 2019 and 2018, we retained Deloitte & Touche LLP to provide services in the following categories and amounts:

	2019	2018
Audit Fees	$4,289,890	$4,330,028
Audit-Related Fees(1)	66,135	67,010
Tax Fees(2)	—	253,645
All Other Fees	—	—
Total Fees	$4,356,025	$4,650,683

____________________________________________________________________________________________________

(1)	Audit-related fees were primarily for assurance services and services that are not required by statute or regulation.
(2)	Consists of fees for tax consulting services.

Pre-Approval Policy for Services Provided by our Independent Registered Public Accounting Firm

The Audit Committee has established a policy to pre-approve all permissible audit and non-audit services provided by our independent registered public accounting firm consistent with applicable SEC rules. Our independent registered public accounting firm is prohibited from performing any management consulting projects. Our independent registered public accounting firm is also prohibited from providing tax consulting services relating to transactions or proposals in which the sole purpose may be tax avoidance or for which the tax treatment may not be supported by the United States Internal Revenue Code of 1986, as amended (the “Code”). Prior to the engagement of our independent registered public accounting firm for the next year’s audit, management submits an aggregate of services expected to be rendered during that year for each of the categories of services described above to the Audit Committee for approval. Prior to engagement, the Audit Committee pre-approves these services by category of service. The fees are budgeted by category of service and the Audit Committee receives periodic reports from management and our independent registered public accounting firm on actual fees versus the budget by category of service. During the year, circumstances may arise when it may become necessary to engage our independent registered public accounting firm for additional services not contemplated in the original pre-approval of the services. In those instances, the Audit Committee is required to provide specific pre-approval before engaging our independent registered public accounting firm.

All of the services related to the above fees were pre-approved by the Audit Committee.

The Audit Committee may delegate pre-approval authority to one or more of its members, who are required to report, for informational purposes, any pre-approval decisions to the Audit Committee at its next regularly scheduled meeting.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR TUTOR PERINI FOR THE YEAR ENDING DECEMBER 31, 2020.

PROPOSAL 3: APPROVAL ON AN ADVISORY (NON-BINDING) BASIS OF THE COMPENSATION PAID TO TUTOR PERINI’S NAMED EXECUTIVE OFFICERS

Section 951 of the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934, as amended, require that the Company seek an advisory (non-binding) vote from its shareholders to approve the compensation of our named executive officers (“NEOs”), as disclosed in the Compensation Discussion and Analysis (“CD&A”) and executive compensation tables of this proxy statement. We conduct this advisory vote on an annual basis and will conduct the next advisory vote at the 2021 Annual Meeting of Shareholders.

As described in detail in the CD&A, we provide our executives with appropriate incentives to drive the success of our business. We have designed an executive compensation program that is largely performance-based, encourages executives to further the overall business strategy of the Company and aligns our NEOs’ interests with those of our shareholders. We provide compensation that is highly competitive and designed to attract and retain high-quality executives that can deliver successful results.

The vote on this resolution, commonly referred to as the “Say on Pay” resolution, is advisory and, therefore, not binding on the Company, the Compensation Committee or the Board. Although the vote is non-binding, the Compensation Committee will review the voting results in connection with its ongoing evaluation of and future decisions regarding additional changes and improvements to the Company’s executive compensation program.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS SHAREHOLDERS VOTE “FOR” APPROVAL OF THE FOLLOWING RESOLUTION:

“RESOLVED, that the shareholders approve the compensation of the Named Executive Officers, as described in the CD&A, tabular disclosures and other narrative executive compensation disclosures in this proxy statement as required by the rules of the Securities and Exchange Commission.”

EXECUTIVE OFFICERS

The following table sets forth certain information about our executive officers:

Name	Age	Position
Ronald N. Tutor	79	Chairman of the Board and Chief Executive Officer
Gary G. Smalley	61	Executive Vice President and Chief Financial Officer
James A. Frost	66	President and Chief Operating Officer
Jean J. Abiassi	62	President and Chief Executive Officer of the Building and Specialty Contractors Groups (since September 1, 2019)
Wendy A. Hallgren	52	Executive Vice President and General Counsel

For biographical summaries of Mr. Tutor and Mr. Frost, who are also directors, see Proposal 1 starting on page 4.

Gary G. Smalley has served as Executive Vice President and Chief Financial Officer of Tutor Perini Corporation since September 2015. Previously, he held several financial management roles during nearly 24 years with Fluor Corporation (“Fluor”), a multinational engineering and construction firm. With Fluor, he served as Senior Vice President and Controller for seven years, as Group Chief Financial Officer for one of Fluor's business segments, as Vice President of Internal Audit and in several other financial operations management roles in Australia, Chile, Mexico and the United States. Prior to joining Fluor, he held audit positions with Ernst & Young LLP and J.P. Stevens and Company. Mr. Smalley holds a Bachelor of Science in Business Administration from the University of North Carolina at Chapel Hill and a Master of Business Administration from Northwestern University. He is a Certified Public Accountant, Certified Fraud Examiner and a Chartered Global Management Accountant.

Jean J. Abiassi has served as President and Chief Executive Officer of Tutor Perini’s Building and Specialty Contractors groups since September 2019. Mr. Abiassi has over 38 years of experience in the engineering and construction industry, most recently serving as President and Chief Operating Officer of Zachry Construction Corporation, where he was employed for more than 16 years, from December 2002 until March 2019. Previously, he served in various senior management positions at Kiewit Corporation from 1986 to 2002, after beginning his career at Brown & Root in 1981. Mr. Abiassi holds a Bachelor of Science and a Master of Science in Civil Engineering, both from Texas Tech University.

Wendy A. Hallgren has served as Executive Vice President and General Counsel of Tutor Perini Corporation since August 2018. Previously, she was the Chief Compliance Officer at Fluor, where she was responsible for developing and implementing Fluor’s comprehensive compliance and ethics program. While at Fluor, she also had responsibilities relating to securities law, including chairing the company’s disclosure committee, enterprise risk management, corporate finance, trade, data privacy, corporate governance, and mergers and acquisitions. Earlier in her career, Ms. Hallgren was an associate with Gibson, Dunn and Crutcher LLP and Hogan & Hartson LLP (now Hogan Lovells). Ms. Hallgren holds a Bachelor of Arts in Government from Georgetown University and a Juris Doctor from the University of Michigan.

Our officers are elected on an annual basis at the Board of Directors’ meeting immediately preceding the Annual Meeting of Shareholders, to hold such offices until the Board of Directors’ meeting preceding the next Annual Meeting of Shareholders and until their respective successors have been duly appointed or until their earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

EXECUTIVE SUMMARY

This section addresses executive compensation for 2019 for our named executive officers (“NEOs”): Ronald N. Tutor, Gary G. Smalley, James A. Frost, Jean J. Abiassi and Wendy A. Hallgren. Our core compensation philosophy is based on the concept of pay-for-performance. Accordingly, our executive compensation program is predicated on providing performance-based compensation to our NEOs that can allow them to earn amounts that are greater than their base salary if they achieve financial goals that the Compensation Committee and the Board believe are critical to enhancing long-term shareholder value. The following discussion will cover our executive compensation practices and the unique factors that play into these practices. We will discuss the outcome of the 2019 advisory vote on our executive compensation, our shareholder outreach efforts and the progress and improvements we have made on governance and executive compensation in recent years. Finally, we will discuss the process the Compensation Committee follows in deciding how to compensate our NEOs and the various elements of the NEOs’ compensation for 2019.

EXECUTIVE COMPENSATION PROGRAM AND PRACTICES

WHAT WE DO:

Pay-for-Performance Philosophy – The majority of executive compensation for our NEOs is performance-based and is tied to our financial performance. We utilize aggressive, but achievable, performance targets to provide our executives strong incentives to maximize long-term shareholder value. As a result, our NEOs may earn significantly less than their potential targeted total compensation in a given year due to forfeitures of some or all of their short- and long-term incentive compensation. See page 22 for further details.

Ongoing Shareholder Outreach Program – We maintain an open dialogue with our institutional shareholders to understand their views about our executive compensation program and to provide the Company’s compensation perspectives. See page 20 for further details.

Benchmarking – We benchmark our NEOs’ compensation annually against our peer group comprised of publicly traded companies within the engineering and construction industry when evaluating and setting our executive compensation.

Double-Trigger Equity Acceleration upon a Change-in-Control – The Company has implemented double-trigger equity acceleration upon a change-in-control for long-term incentive equity awards, which provides for vesting upon a change-in-control only if the executive is involuntarily terminated (without cause) in conjunction with that change-in-control.

Stock Ownership Policy – The Company maintains a stock ownership policy under which the Chief Executive Officer is expected to maintain stock valued at six times his base salary and the executive officers that report to the Chief Executive Officer are subject to a guideline of three times their base salary, within five years of appointment. In addition, the Company’s non-employee directors are expected to maintain stock ownership at a level representing at least five times the directors’ annual cash retainer within five years from the date of their election to the Board. As of the most recent measurement date, all NEOs and non-employee directors were in compliance with these policies.

Stock Retention Policy – NEOs, as well as non-employee directors and certain other executives designated by the Compensation Committee, are required to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all NEOs, non-employee directors and other executives so designated by the Compensation Committee were in compliance with this policy.

Clawback Policy – The Company has a clawback policy whereby any short- and long-term incentive awards are subject to a clawback provision allowing the Company to recoup any incentives earned based on financial information that is later restated, in specific circumstances.

Mitigation of Undue Risk – Our compensation program has provisions to mitigate undue risk, including caps on the maximum level of payouts and our clawback policy. Risk identification and mitigation processes established by management and our Board’s oversight of these processes also serve to deter unacceptable risk taking. After considering these policies and processes, we do not believe that our compensation program creates risks that are reasonably likely to have a material adverse impact on the Company.

Independent Compensation Consultant – The Compensation Committee works on an as-needed basis with an independent compensation consultant on director and executive compensation-related matters. This consultant provides no other services to Tutor Perini.

WHAT WE DON’T DO:
No Dividends on Unvested Equity Awards – Our Incentive Compensation Plan prohibits the payment of dividends on any unvested shares (for both time-based and performance-based awards).

No Change-In-Control Excise Tax Gross-Ups – The Company has no agreements in place that would provide Section 280G excise tax gross-ups to any NEO, and the Company will not enter into any new agreements that would provide such gross-ups.

No Repricing of Underwater Stock Options
No Discounted Stock Option Grants
No Permitted Hedging, Short Sales or Derivative Transactions in Company Stock

WHERE WE HAVE BEEN AND WHERE WE ARE GOING

2019 Advisory Vote on Executive Compensation

At our 2019 Annual Meeting of Shareholders, less than a majority of the votes cast supported the executive compensation of our NEOs. The Company and the Compensation Committee considered this voting result in assessing whether there was a need for further modification or enhancement of our executive compensation program and other governance issues. While the Company and the Compensation Committee generally believe that our existing executive compensation program properly encourages and rewards the achievement of financial results that promote long-term shareholder value creation, we believe the significant steps we have taken in recent years are responsive to many of the concerns that have been expressed by our shareholders. Further details are discussed below.

Shareholder Outreach Program

Since 2012, we have conducted an ongoing shareholder outreach program to maintain an open dialogue with our institutional shareholders to understand their views and concerns regarding our executive compensation program. Additionally, this outreach program is intended to provide insight to our shareholders regarding the Company’s unique evolution, history and position in its industry, and the relative lack of comparability between Tutor Perini and other public companies in terms of its size, industry focus and operations. Our outreach program has included productive discussions regarding certain policy changes the Company has implemented previously in light of its history with advisory votes on executive compensation.

Prior to our 2019 Annual Meeting of Shareholders, we invited our top 25 institutional shareholders, who represented nearly 75% of our outstanding shares, to discuss their views and proxy voting guidelines with respect to our executive compensation program and disclosures. As a result, we held discussions with institutional shareholders that represented approximately 28% of our shares outstanding at that time. Topics discussed with shareholders in recent years have included the level of CEO compensation, our compensation disclosures, equity award vesting periods, performance-based vesting criteria and metrics, board and committee composition, share pledging, voting standards for director elections, talent management and succession planning. The participants of Tutor Perini’s shareholder outreach team consist of our Chief Financial Officer, our Vice President of Investor Relations and, occasionally, the Chair of our Compensation Committee. Although the Company and Compensation Committee have not conducted shareholder outreach activities since the 2019 Annual Meeting of Shareholders, we do intend to continue this outreach program in the future to facilitate shareholder input into the Company’s compensation philosophy.

Recent Actions Taken Based on Shareholder and Proxy Advisor Feedback

The following table summarizes various concerns that have been expressed by shareholders in recent years and how we have addressed them:

Concern	How We Have Been Responsive
1. Transparency with shareholder outreach feedback received and responsiveness to those concerns

Prior to our 2019 Annual Meeting of Shareholders, we engaged in robust shareholder outreach efforts, listened to shareholder concerns and implemented tangible changes to our compensation programs and policies to address those concerns. Below, we provide details on the concerns expressed by shareholders in recent years and how we have addressed those concerns.

2. Level of total CEO compensation

Since 2017, our proxy statements have included, enhanced disclosures regarding Mr. Tutor’s significant value to the Company, the Company’s historical private company heritage and the key differences between Mr. Tutor and other CEOs in our industry (see “Unique Factors” section on page 24) to help explain his level of compensation. Furthermore, in 2015, Mr. Tutor received his sole salary increase since the 2008 merger of our predecessor companies.

Mr. Tutor received a payout at 66% of target for his 2019 annual incentive (bonus) primarily because the Company’s pre-tax income results were below threshold for the year, resulting in no payout for that component. In addition, over the performance periods of 2017 through 2019, Mr. Tutor forfeited a total of approximately $13.0 million of unearned bonus and equity incentives (see page 30).

Finally, Mr. Tutor’s total realized compensation over the last three years (see page 33) was $9.2 million less than his total compensation as required to be reported in the proxy on the Summary Compensation Table (page 31).

3. Inclusion of private companies and U.S. subsidiaries of foreign parents in peer group	Beginning in 2018, the Company’s peer group included only publicly traded companies within the engineering and construction industry.
4. Lack of diversity in short-term incentive compensation performance metrics

Beginning in 2017, the Company and Compensation Committee implemented a multi-faceted annual incentive compensation program with payout tied to: pre-tax income (50% weighting); operating cash flow (30%); safety (10%); and individual performance (10%). The addition of the operating cash flow metric, in particular, has had a positive incentivizing effect that has helped enable the Company to achieve operating cash flow results that exceeded budgeted consolidated net income in 2017 and 2019.

5. Lack of relative metrics in long‑term incentive compensation program	All performance‑based long‑term incentive awards granted since 2017 have included a relative TSR performance metric.
6. Short (one-year) performance periods for most long-term incentive compensation awards

In 2017, the Company and Compensation Committee implemented a policy to cease utilizing one-year performance periods for future long-term incentive awards with limited exceptions approved by the Compensation Committee.

7. Need for a minimum vesting period for equity awards

In 2017, the Company and Compensation Committee implemented an Incentive Compensation Plan that includes a one-year minimum vesting period for awards other than those to non-employee directors and a three-year minimum vesting period for time‑based restricted stock and RSU awards that applies to 95% of shares reserved under the plan.

Concern	How We Have Been Responsive
8. Gap between CEO and other NEO maximum annual bonus opportunities

In 2017, the Compensation Committee closed the gap and set the other NEOs maximum annual incentive opportunity at 150% of target, while Mr. Tutor has been eligible to earn a maximum payout of 200% of target. Providing above-target maximum payouts to NEOs is common practice among companies in our peer group and helps to incentivize stretch performance. Maximum payouts that are above target can only occur in cases where performance is above target.

9. Share pledging

In 2017, the Company implemented a policy that limits any share pledging by NEOs and non-employee directors to no more than 30% of the shares owned by the pledgor. Mr. Tutor’s and Mr. Frost’s pre-existing share pledges were “grandfathered” and therefore are not subject to the 30% limit.

As of March 23, 2020, Mr. Tutor had significantly reduced the number of his shares that are pledged to secure personal indebtedness (from approximately 3.4 million shares, as reported in the Company’s 2019 proxy statement, to a current level of approximately 1.3 million shares). Aside from Mr. Tutor and Mr. Frost, no other NEO or non-employee director currently has any outstanding pledged shares.

Establishing Executive Compensation

Compensation Philosophy, Objectives and Risk Assessment

Our executive compensation program is built upon the philosophy of “pay-for-performance” and is intended to:

•

Link executive compensation to our business strategy. The Company’s executive compensation program is intended to reward progress made toward the achievement of strategic business goals. The Company’s substantial volume of large infrastructure project opportunities has led to the near-record backlog reported at year-end 2019. With improved financial performance, key employees can earn higher performance-based incentive compensation payouts that could be further enhanced in some cases if the Company’s market valuation also improves.

•

Provide compensation that is highly competitive. The Company’s executive compensation program is designed to provide a highly competitive pay package to attract and retain the most qualified executive talent with the ability to secure, manage and successfully execute profitable projects. We aim to provide total target compensation (i.e., the sum of base salary, target annual incentive compensation and target long-term incentive compensation) to our NEOs that is in or near the upper quartile relative to our compensation peer groups and, in situations involving extraordinary performance and value to the Company, provide total compensation to our NEOs that may reach the top end of market pay.

•

Have a significant portion of pay that is performance-based. The Company expects superior performance in return for superior compensation. Our executive compensation program rewards executives when performance results meet or exceed pre-determined targets. The Compensation Committee believes that compensation paid to executives should be closely aligned with the performance of the Company relative to these targets. As detailed below beginning on page 26, the majority of our NEOs’ total target compensation is performance-based, or “at risk” (except for guaranteed bonuses and time-based equity awards granted to Mr. Abiassi and Ms. Hallgren, which were provided to secure their employment with the Company and/or to replace certain forfeited compensation related to their previous employment).

•

Align the interests of NEOs with those of shareholders. Our executive compensation program is designed to align our NEOs’ interests with the interests of shareholders, who desire long-term value creation. The Compensation Committee believes that executives should have a meaningful ownership interest in the Company and, as such, maintains and regularly reviews executive stock ownership guidelines. Our Chief Executive Officer is subject to a guideline of six times base salary and executive officers that report directly to the Chief Executive Officer are subject to a guideline of three times base salary within five years of appointment.  We also have implemented stock retention requirements, requiring our NEOs to retain at least 75% of net shares acquired under their equity awards until they are no longer with the Company. As of March 23, 2020, all NEOs were in compliance with these guidelines.

In recognition of the cyclicality and variability of the construction industry, we believe that compensation focusing on both variable short-term and long-term corporate goals is appropriate for Tutor Perini and supported by our shareholders. This incentive approach provides greater rewards for higher performance and has been effective in retaining and motivating our highest-performing key executive talent. As a result, our compensation practices for our NEOs have a significant focus on annual “variable pay” incentive awards. Long-term incentive awards have periodically been granted to select executives when the Compensation Committee has determined an award to be appropriate based upon the Company’s strategic goals, an executive’s superior performance and the value of the executive to the Company. Importantly, more than half of the aggregate grant date value of long-term incentive equity granted to our NEOs during the past five years has been performance-based.

The Company and its industry remain at a crucial point for attracting and retaining top executive talent. There is substantial demand following decades of underinvestment in public infrastructure, with strong public support for infrastructure funding that should support significantly increased long-term infrastructure spending, particularly at the state and local government levels. Given this backdrop and the strong demand we continue to experience, we anticipate an extraordinary period of even greater demand driven by large complex civil projects over at least the next several years. Therefore, it is critically important that we maintain an executive compensation program that is competitively attractive and rewarding to our key executives and prospective new executives.

The Compensation Committee reviews the Company's compensation philosophy and objectives each year to determine if revisions are necessary in light of market conditions, the Company's strategic goals or other relevant factors. As detailed earlier in this CD&A, the Company and Compensation Committee have made significant progress and improvements to our executive compensation program over the last several years in response to shareholder feedback and have also worked with the Board to effect certain governance improvements.

Management and the Compensation Committee review employee compensation policies, including the incentive compensation we provide to our NEOs annually in relation to market data for our peer group, including evaluating the mix of compensation elements, performance metrics and targets, and risk management practices. Based on this review, the Company and the Compensation Committee concluded that our compensation programs are designed to appropriately align compensation with our business strategy and do not encourage behavior that could create material adverse risks to the Company. The review identified several risk mitigating factors, such as capped incentive payouts, clawback provisions and independent Compensation Committee oversight of compensation plans. Additionally, the review identified a clearly articulated philosophy and peer group, use of competitive market data, and an effective use of cash and strategic equity grants that all contribute to a balanced pay program.

To execute the executive compensation strategy, the Compensation Committee works with management to determine compensation for the NEOs. The Compensation Committee believes that the CEO is best positioned to evaluate the performance of our other NEOs. Accordingly, the Compensation Committee works closely with Mr. Tutor in establishing the compensation of our other NEOs. The CEO reviews performance of the executive officers and based on his assessment makes recommendations to the Compensation Committee for approval of base salary and the metrics and targets for both annual incentive compensation and long-term incentive equity awards.

The Compensation Committee also reviews the CEO’s performance and, based on his performance, makes recommendations regarding CEO compensation to the independent directors of the Board for approval. Additionally, the Compensation Committee reviews available competitive external market data. As part of this process, the Compensation Committee also receives occasional independent advice and recommendations on executive compensation matters from Meridian.

The Compensation Committee, at its regularly scheduled March meeting, reviews and approves the annual incentive compensation performance targets, as well as our long-term equity award performance targets for awards granted in that year to executive officers. The Compensation Committee, also at this time, reviews performance against the plan provisions and associated expense implications of the annual incentive compensation amounts earned for the previous year, retaining discretion as to the final incentive compensation for subsequent approval. The Compensation Committee may set salary for the CEO and approve cash incentive awards and equity awards for executive officers at other times to reflect promotions, new hires or other special circumstances.

Our Compensation Targets

We do not target a specific mix of pay for our executive officers. We set base salary, annual incentive and long-term incentive compensation opportunities, and target total compensation annually in light of our evaluation of competitive market factors. Concurrent with that process, we review pay levels for peer company executives, and each executive officer’s performance and experience. This process provides guidelines for establishing an appropriate mix of short-term versus long-term incentive compensation for our executives. All of our short-term incentive compensation is performance-based (with the exception of occasional incentives provided for the recruitment of key executives, as approved by the Compensation Committee) and more than half of our aggregate long-term incentive compensation over the past five years has been performance-based. These significant portions of pay “at risk” reinforce the alignment of our executive officers with our shareholders.

We calculate target total compensation (the sum of base salary, target annual incentive compensation and target annual long-term incentive compensation) for each of our executive officers to confirm that it is appropriate for the position and we make adjustments when appropriate. We target executive officers’ total compensation to be highly competitive (generally in or near the upper quartile) relative to the companies in our peer group. Executive officers may then earn actual total compensation at a level that can be above or below the peer group median, depending upon Company and individual performance. See page 27 for a summary of how our actual total compensation in 2019 compares to targeted parameters.

Unique Factors Play into our Executive Compensation Decisions and Practices

Since the 2008 merger that created Tutor Perini, Mr. Tutor has been a key driving force—both strategically and operationally—behind the Company’s growth and evolution into a stronger, vertically integrated and broader geographic player in the market. Mr. Tutor has transformed the Company from a firm primarily involved in lower-margin building work to one that today boasts a broad nationwide footprint with a large component of higher-margin civil and specialty construction projects. Amid strong public support for infrastructure spending, many state and local jurisdictions have enacted, or are in the process of enacting, significant long-term funding programs aimed at addressing their infrastructure needs. As a result, we continue to see an increased level of bidding activity for large civil projects and anticipate an even greater level of demand for our services over the next several years. Consequently, we believe that the significant volume of higher-margin civil projects, both in our current backlog and in prospective projects yet to be bid and awarded to us, will drive our earnings growth, higher profit margins and increased cash flows over the coming years.

The Company’s unique history (in particular the private company legacy of Tutor-Saliba, a heavy civil and building construction company that Mr. Tutor owned, operated and grew over several decades) and evolution since the merger have had a substantial impact on the Company’s executive compensation practices. Mr. Tutor’s value to the Company is significant and his level of compensation reflects, in part, his high retention value, which is particularly important today given the current environment of strong support for infrastructure spending and the influx of additional large civil project opportunities.

Mr. Tutor has a high degree of direct involvement in strategic planning and decisions, and an in-depth knowledge and high involvement in many operational activities, from project selection and bid preparation to day-to-day client relationship management and oversight of many of the Company’s largest projects. He also plays an instrumental role in navigating and negotiating the legal processes related to various disputes over our claims, unapproved change orders and other critical matters. Mr. Tutor’s level of direct involvement in all of these functions is truly unique among CEOs in our industry. All of the above factors were considered by the Compensation Committee in its determination as to the appropriateness of Mr. Tutor’s compensation.

Tutor Perini is a construction services company that competes with many other public and private companies for projects and for executive talent. Our closest competitors for projects are primarily large privately held firms or U.S. subsidiaries of foreign parent firms, whose focus and revenues stem largely from construction services and less from design and engineering services. In contrast, the revenues of many of the larger publicly traded companies with which we sometimes compete are primarily derived from consulting, design, architecture and engineering services, rather than construction services.

Our Board and executive management have found through extensive succession planning activities that overall executive compensation levels at privately held and U.S. subsidiary competitors tend to be higher when compared to compensation levels at our publicly traded peers. The Board believes Mr. Tutor’s compensation is comparable to the compensation of CEOs at non-public industry peers and knows that it is significantly lower than his compensation under the Company’s predecessor, Tutor-Saliba. Because of Mr. Tutor’s unique capabilities and involvement, as well as the many different critical roles he fills, planning for his eventual succession has been considerably more challenging for Tutor Perini compared to other companies, and our succession planning activities have taken into account the complexities involved. While Mr. Tutor is highly compensated, he performs the work of multiple individuals. Therefore, it will take multiple people to eventually replace him and his contributions.

The construction markets in which the Company operates are inherently cyclical and demand levels fluctuate significantly more than in the markets for consulting, engineering and design services. Throughout these cycles, we strive to ensure that our executive compensation program remains consistent with the competitive labor markets for executive talent. Because we believe the construction industry is at an inflection point with many significant large infrastructure opportunities on the horizon, it is particularly important that we maintain a highly competitive executive compensation program to attract and retain the top talent needed to successfully capitalize on these future opportunities.

Peer Group Comparisons

The Compensation Committee reviews the Company’s peer group on an annual basis to ensure that it continues to be appropriate for analyzing and determining executive compensation for the Company. The peer group companies are selected based on various criteria considered by the Compensation Committee, including industry, revenue and market capitalization. As a result of this peer group review and evaluation, the Compensation Committee approved the Company’s 2019 peer group (listed below) in its assessment of executive compensation for 2019, which remained unchanged from the peer group used for 2018. The Compensation Committee believed that this peer group represented an industry-focused group of companies with which Tutor Perini competed for projects and executive talent in 2019. Furthermore, the Compensation Committee believed that this peer group provided a better representation of the competition that influenced the Company’s compensation decisions compared to other peer groups selected and used by proxy advisory firms that consider peer companies across a wider spectrum of industries.

The Compensation Committee utilized publicly available compensation data for the peer group to assess the relative competitiveness of the compensation for the Company’s NEOs in 2019 by reviewing market information on the peer group NEOs’ base salaries, annual incentive compensation and long-term incentive compensation.

The following table shows the companies included in the Company’s 2019 peer group:

2019 Peer Group
AECOM	Jacobs Engineering Group, Inc.
Dycom Industries, Inc.	KBR, Inc.
EMCOR Group, Inc.	McDermott International, Inc.
Fluor Corporation	Quanta Services, Inc.
Granite Construction, Inc.	Tetra Tech, Inc.

Elements of Compensation

Our executive compensation program relies on a combination of cash and share-based compensation to retain and motivate our NEOs based on our strategic goals, the executive’s superior performance and the value of the executive to the Company.

Base Salary

We provide base salaries that are highly competitive in order to retain and compensate our NEOs for the services that they provide. The Compensation Committee sets base salary levels based on a number of considerations including market data derived from the peer group, individual and corporate performance, inherent value to the Company and each NEO’s roles and responsibilities. Effective August 16, 2019, Ms. Hallgren’s base salary was increased from $650,000 to $725,000 to reflect her value and significant contributions to the Company. On September 1, 2019, Mr. Abiassi joined the Company as President and CEO of the Building and Specialty Contractors groups with his initial salary set at $875,000. The Compensation Committee did not adjust base salaries for any of our other NEOs in 2019.

Annual Incentive Compensation

The Compensation Committee believes that providing meaningful performance-based cash compensation provides executives with an incentive to achieve the Company’s strategic goals. To provide appropriate incentives to our current NEOs, 50% to 60% of their target annual cash compensation (base salary and target annual incentive compensation) is comprised of an annual incentive opportunity that is paid only if the Company achieves pre-established performance goals set by the Compensation Committee, with the exception of guaranteed bonuses in connection with the hiring of certain NEOs.

Consistent with 2018, the Compensation Committee approved the following four performance metrics (with respective weightings indicated) for the 2019 annual incentive compensation program: pre-tax income (50%); operating cash flow (30%); safety (10%); and individual performance (10%). These metrics were chosen because: 1) pre-tax income is tracked closely at the project level and is very useful for measuring profitability across the Company’s projects and business units; 2) operating cash flow is a very important financial metric to the Company and its shareholders and consistent, strong cash generation can significantly enhance the Company’s share-price valuation; 3) implementation of a safety metric is aligned with the Company’s goal to promote workplace safety and reduce insurance-related costs; and 4) an individual performance metric provides the Compensation Committee with latitude to appropriately reward NEOs based on each of their specific contributions to the Company’s performance and development. The Company and the Compensation Committee believe that a focus on maximizing these metrics best promotes shareholder value creation over the long term and helps us achieve our business plan objectives. The operating cash flow metric, in particular, has had a positive incentivizing effect that has helped enable the Company to achieve operating cash flow results that exceeded budgeted consolidated net income in 2017 and 2019.

The Compensation Committee established a target annual incentive opportunity for each NEO, stated as a percentage of each NEO’s base salary. The annual incentive for each metric was only payable to the extent the Company achieved threshold performance goals established by the Compensation Committee at the beginning of the performance period. For example, our CEO received a payout at 66% of target for his 2019 annual incentive because the Company achieved pre-tax income results for the year that were below target.

The following table presents the performance targets and ranges for each of the performance metrics related to annual incentive compensation of our NEOs for 2019, excluding Mr. Abiassi, who joined the Company in September 2019 and thus did not participate in the 2019 annual incentive compensation program:

	2019 Performance Ranges
(dollars in thousands)	Threshold		Target		Maximum
Pre-tax income	80%	$145,042	100%	$181,303	120%	$217,564
Cash flow from operations	80%	$108,782	100%	$135,977	120%	$163,172
Safety(1)	80%	3.84	100%	3.20	120%	2.56
Individual performance(2)	n.a.	n.a.	n.a.	n.a.	n.a.	n.a.

____________________________________________________________________________________________________

(1)	The target metric for safety is the OSHA Recordable Incident Rate.
(2)

Individual performance is a discretionary metric that considers factors such as the NEO’s contribution to overall Company performance, cultural and operational improvements, and talent development and succession planning.

The following table presents the 2019 threshold, target and maximum incentive compensation opportunities as a percentage of each executive’s base salary and the payouts associated with each level of achievement. This was Ms. Hallgren’s first year participating in the annual incentive program and the bonus opportunities for our NEOs otherwise remained unchanged from 2018 levels.

	2019 Annual Incentive Compensation Payout Ranges
	Threshold		Target		Maximum
	Base		Base		Base
	Salary	Payout	Salary	Payout	Salary	Payout
Ronald N. Tutor
Pre-tax income	50%	$875,000	75%	$1,312,500	150%	$2,625,000
Cash flow from operations	30	525,000	45	787,500	90	1,575,000
Safety	10	175,000	15	262,500	30	525,000
Individual performance	—	—	15	262,500	30	525,000
Total	90%	$1,575,000	150%	$2,625,000	300%	$5,250,000
Gary G. Smalley
Pre-tax income	40%	$380,000	50%	$475,000	75%	$712,500
Cash flow from operations	24	228,000	30	285,000	45	427,500
Safety	8	76,000	10	95,000	15	142,500
Individual performance	—	—	10	95,000	15	142,500
Total	72%	$684,000	100%	$950,000	150%	$1,425,000
James A. Frost
Pre-tax income	40%	$400,000	50%	$500,000	75%	$750,000
Cash flow from operations	24	240,000	30	300,000	45	450,000
Safety	8	80,000	10	100,000	15	150,000
Individual performance	—	—	10	100,000	15	150,000
Total	72%	$720,000	100%	$1,000,000	150%	$1,500,000
Wendy A. Hallgren
Pre-tax income	30%	$217,500	38%	$271,875	57%	$407,813
Cash flow from operations	18	130,500	23	163,125	34	244,688
Safety	6	43,500	7	54,375	11	81,563
Individual performance	—	—	7	54,375	11	81,563
Total	54%	$391,500	75%	$543,750	113%	$815,625

The following table presents the actual performance achievements and payout amounts for our NEOs’ annual incentive compensation for 2019. These annual incentives were earned in 2019 and paid in March 2020.

			2019 Annual Incentive Compensation Payout
Metric	Actual Achievement (dollars in thousands)		Ronald N. Tutor	Gary G. Smalley	James A. Frost	Wendy A. Hallgren
Pre-tax income(1)	$(45,971)	(25.4)%	$—	$—	$—	$—
Cash flow from operations	$136,530	100.4%	803,644	287,921	303,075	164,797
Safety	2.12	133.8%	525,000	142,500	150,000	81,563
Individual performance	Various(2)		393,750	106,875	75,000	40,781
Total Payout			$1,722,394	$537,296	$528,075	$287,141

____________________________________________________________________________________________________

(1)	Amount excludes one-time goodwill impairment charge in 2019 of $379.9 million.
(2)

Achievement for NEOs other than the CEO is determined based on an assessment by the CEO and approved by the Compensation Committee. For the CEO, achievement is based on an assessment by the Compensation Committee and subsequent approval by the independent directors of the Board. Factors considered for determining the final individual performance rating for the NEOs included an assessment of each NEO’s contribution to: the overall performance of the Company in 2019 (e.g., progress made in resolving claims and unapproved change orders and the corresponding impact on operating cash flow generation, contributions to drive improvement in the Company’s share price, meeting earnings goals for the year and backlog growth); cultural and operational improvements (including leadership); and talent development and succession planning.

In 2019, per the terms of his negotiated employment offer letter, Mr. Abiassi received a pro-rata portion (based on his period of employment) of a guaranteed bonus of 100% of his salary for his first year of employment.

Long-Term Incentives

Periodic awards of long-term incentives have played a significant role in our executive compensation program. Historically, the Compensation Committee has granted periodic equity awards to certain key executives based upon the Company’s strategic goals, the executive’s performance and retention considerations. Not all executives receive equity awards. During 2019, Mr. Tutor, Mr. Smalley, Mr. Abiassi, and Ms. Hallgren were each granted equity awards, some of which were granted under previously approved employment agreements.

Equity Grants Approved in 2019

The Compensation Committee granted 2019 equity awards to Mr. Smalley, Mr. Abiassi and Ms. Hallgren, as shown below.

The time-based equity awards granted during 2019 were as follows:

Named Executive Officer	Type	Award Date	Vesting Date	Number of Units
Gary G. Smalley	RSU	11/15/2019	11/15/2022	42,500
Gary G. Smalley	SO	11/15/2019	11/15/2022	42,500
Jean J. Abiassi	RSU(1)	09/06/2019	09/06/2022	150,000
Wendy A. Hallgren	RSU(1)	09/19/2019	09/19/2022	50,000
Wendy A. Hallgren	SO	09/19/2019	09/19/2022	50,000

____________________________________________________________________________________________________

(1)

As an inducement to the recruitment and retention of executive talent, the RSU awards for Mr. Abiassi and Ms. Hallgren were granted with a guaranteed price floor of $20.00 per share, such that if the Company’s stock price is less than $20.00 per share on the final settlement date, a payment in cash or shares, at the option of the Company, of the difference between the stock price and $20.00 will be made.

The performance-based equity awards granted during 2019 were as follows:

				Performance Ranges and Payouts
				Threshold		Target		Maximum
Named Executive Officer	Type	Award Date	Metric	Achievement Level	Share Payout	Achievement Level	Share Payout	Achievement Level	Share Payout
Ronald N. Tutor	RSU	1/5/2018	2-Year Total Shareholder Return	30th percentile	18,750	50th percentile	75,000	80th percentile	187,500
Ronald N. Tutor	SO	1/5/2018	2-Year Total Shareholder Return	30th percentile	18,750	50th percentile	75,000	80th percentile	187,500
Gary G. Smalley	RSU	11/15/2019	3-Year Total Shareholder Return	30th percentile	10,625	50th percentile	42,500	70th percentile	63,750
Gary G. Smalley	SO	11/15/2019	3-Year Total Shareholder Return	30th percentile	10,625	50th percentile	42,500	70th percentile	63,750

Mr. Tutor’s equity grants were made in accordance with the terms of the first amendment to his employment agreement entered into in January of 2018, which extended his employment term through December 31, 2021.

Equity Compensation Plan Information for 2019

As of December 31, 2019, the Company’s share based compensation plan had outstanding securities and securities available to be awarded, as follows:

Number of securities
	to be issued upon	Weighted-average	Remaining securities
	exercise of outstanding	exercise price	available to be awarded
	stock options and restricted	of outstanding	under share-based
Plan Category	stock units	stock options	compensation plan
Equity Compensation Plans Approved by Security Holders	4,144,015	$20.78	1,241,879
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	4,144,015	$20.78	1,241,879

Retirement Benefits

Tutor Perini does not provide additional retirement benefits to executive officers beyond those offered to all full-time employees.

Perquisites

We provide certain perquisites to our executives because of the demand on time and travel, as well as security and productivity considerations, required in their leadership and management of multiple business units across dispersed geographic locations. The perquisites afforded to our NEOs may include vehicle usage and allowances, insurance policy coverage, relocation expense reimbursement and relocation-related benefits. Additionally, Mr. Tutor and Mr. Frost are allowed limited personal use of Company aircraft, per their employment agreements.

Tax Implications

The Compensation Committee reviewed and considered the deductibility of executive compensation under Section 162(m), which prohibits deduction of compensation in excess of $1,000,000 that is paid to certain covered employees, except for certain compensation payable pursuant to written binding contracts in effect as of November 2, 2017 that are not materially modified after such date. We believe that the primary goals of our executive compensation program are to attract and retain valued and important NEOs, to align our NEOs’ interest with the corporate goals and objectives important to our shareholders, to motivate our NEOs to achieve these goals and to fairly reward our NEOs for achieving these goals. Accordingly, the deductibility of executive compensation, while important, is not a determining factor in structuring our program. Therefore, the Compensation Committee has approved, and expects in the future to continue to approve, certain payments of compensation to our executive officers that are not tax deductible.

Other Compensation Considerations

Under our Insider Trading Policy, no insider may sell any securities of the Company that are not owned by such individual at the time of the sale. Furthermore, no insider may buy, sell, or enter into puts, calls, zero-cost dollars, forward sales contracts, other derivative securities, or other hedging or monetization transactions of the Company at any time. Executive officers, non-employee directors and certain key employees are included as insiders under this policy. The Company does not maintain a policy that broadly prohibits all employees from engaging in hedging transactions.

FORFEITURES OF UNEARNED EQUITY AND ANNUAL INCENTIVE AWARDS

Consistent with the Company’s pay-for-performance philosophy, the Company’s NEOs earned less than their target incentive-based compensation in 2019, 2018 and 2017 as a result of achieving less than their applicable performance targets (established for each individual metric) as summarized in the table below. Note that the forfeited equity incentives were still reported as compensation in the Summary Compensation Table, as required by SEC regulations, even though the compensation was never and will never be paid to the respective NEOs. Given his start date in September of 2019, Mr. Abiassi did not have any unearned incentive awards in 2019, 2018 or 2017.

	Forfeitures of Unearned Target Plan-Based Awards
	Non-Equity	Equity
	Incentives	Incentives	Total
Ronald N. Tutor
2019	$1,312,500	$2,634,801	$3,947,301
2018	1,193,026	1,893,653	3,086,679
2017	350,000	5,640,543	5,990,543
Total Forfeited	$2,855,526	$10,168,997	$13,024,523

Gary G. Smalley
2019	$475,000	$—	$475,000
2018	373,057	63,460	436,517
2017	76,000	—	76,000
Total Forfeited	$924,057	$63,460	$987,517

James A. Frost
2019	$525,000	$—	$525,000
2018	392,692	—	392,692
2017	80,000	704,944	784,944
Total Forfeited	$997,692	$704,944	$1,702,636

Wendy A. Hallgren
2019	$285,469	$—	$285,469
2018	—	—	—
Total Forfeited	$285,469	$—	$285,469

TOTAL REALIZED COMPENSATION COMPARED TO PROXY-REQUIRED DISCLOSURES

Most of our NEOs’ total realized compensation over the past three years (page 33) was significantly lower than their reported compensation in the Summary Compensation Table (page 31). For example, Mr. Tutor’s total realized compensation from 2017 to 2019 was $9.2 million less than his reported total compensation for those years as disclosed in the Summary Compensation Table. This was due to forfeitures of certain unearned equity awards and timing differences (grant dates versus payout dates) associated with certain equity awards. The substantial amount of unrealized compensation further reinforces the notion that our executive compensation is aligned with performance relative to high expectations.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) contained in this proxy statement with management. Based on the aforementioned review and discussion, the Compensation Committee has recommended to the Board, and the Board has approved, that the CD&A be included in the Company’s 2020 proxy statement for filing with the SEC.

The Compensation Committee

Peter Arkley, Chair

Michael R. Klein

Robert C. Lieber

EXECUTIVE COMPENSATION

Summary Compensation Table (SCT)

The table below summarizes the total compensation earned by or granted to each of our NEOs for the years ended December 31, 2019, 2018 and 2017.

(a)	(b)	(c)	(d)	(e)		(f)		(g)	(h)	(i)	(j)
									Change in
									Pension
									Value and
									Nonqualified
								Non-Equity	Deferred
Name and				Stock		Option		Incentive Plan	Compensation	All Other
Principal		Salary	Bonus	Awards		Awards		Compensation	Earnings	Compensation	Total
Position	Year	($)(1)	($)(2)	($)(3)		($)(4)		($)(5)	($)	($)(6)	($)(7)
Ronald N. Tutor	2019	1,750,000	—	1,860,088		602,836		1,722,394	—	1,301,077	7,236,395
Chairman and CEO	2018	1,750,000	1,250,000	12,031,403	(8)	5,389,010	(8)	1,694,474	—	1,377,411	23,492,298	(8)
	2017	1,750,000	—	4,552,500		2,001,000		3,587,500	—	870,030	12,761,030
Gary G. Smalley	2019	950,000	—	1,568,378		745,671		537,296	—	49,670	3,851,015
Executive Vice	2018	950,000	—	1,795,397		888,273		648,193	—	51,976	4,333,839
President and CFO	2017	950,000	—	5,962,145	(9)	3,125,205	(9)	1,111,500	—	49,150	11,198,000	(9)
James A. Frost	2019	1,000,000	—	—		—		528,075	—	237,530	1,765,605
President and COO	2018	1,000,000	—	1,853,269		968,504		657,308	—	352,103	4,831,184
	2017	1,000,000	—	3,035,000		1,372,000		1,170,000	—	123,681	6,700,681
Jean J. Abiassi	2019	291,667	791,667	3,156,000		—		—	—	116,372	4,355,706
President and CEO Building and Specialty Contractors Groups (since September 1, 2019)
Wendy A. Hallgren	2019	678,125	231,932	1,108,500		280,000		287,141	—	199,241	2,784,939
Executive Vice President	2018	263,447	158,068	—		—		—	—	39,317	460,832
and General Counsel

____________________________________________________________________________________________________

(1)

Mr. Abiassi joined the Company on September 1, 2019 as President and CEO of the Building and Specialty Contractors Groups. The amount in column (c) of $291,667 reflects Mr. Abiassi’s pro-rated base salary which was paid during 2019. Ms. Hallgren joined the Company on August 5, 2018 as Executive Vice President and General Counsel. Her initial base salary was set at $650,000 and, as approved by the Compensation Committee, her base salary was increased to $725,000 effective August 16, 2019. The amount in column (c) of $263,447 reflects Ms. Hallgren’s pro-rated base salary which was paid during 2018.

(2)

The amounts in column (d) represent the following: for Mr. Tutor, the final $1.25 million payment in 2018 of his bonus in consideration of his contributions to the succession planning process, including identifying possible CEO successors, broadening the leadership team and skill-building among executives to effect a smooth transition of leadership,  as approved by the independent directors in July 2018; for Mr. Abiassi, the payment of a $500,000 signing bonus as a result of his joining the Company in 2019 and the pro-rata portion of a guaranteed bonus payment of $291,667 (100% of his salary for his first year of employment) per his employment offer letter; and for Ms. Hallgren, the guaranteed bonus payment in 2018 of $158,068 (60% of her salary for her first year of employment) per her employment offer letter, and the remaining $231,932 in 2019. Annual incentive payments appear in column (g).

(3)

The amounts in column (e) represent the following for Mr. Tutor, Mr. Smalley and Mr. Frost: the aggregate grant date fair value of restricted stock units (RSUs) granted in each year calculated by multiplying the closing price of the Company’s common stock on the NYSE on the date of grant by the target number of shares expected to be earned or, for TSR-based grants, using a Monte Carlo valuation, in accordance with Financial Accounting Standards Board Accounting Standards Codification 718, Stock Compensation (“ASC 718”). The amounts in column (e) for Mr. Abiassi and Ms. Hallgren represent the grant date fair value of the RSUs based on the guaranteed minimum price floor per share ($20.00) plus an adjustment based on the Black-Scholes option pricing model. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 11 of Notes to Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020. The amounts in the table assume the maximum payout for all grants.

(4)

The amounts in column (f) represent the aggregate grant date fair value of stock options (SOs) granted in each year. The fair value of these awards is calculated by multiplying the grant date fair value of each stock option estimated using the Black-Scholes option pricing model by the maximum number of SOs expected to be earned or, for TSR-based grants, using a Monte Carlo valuation, in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 11 of Notes to Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020. The amounts in the table assume the maximum payout for all grants.

(5)	The amounts in column (g) represent amounts earned as annual incentive for each year and paid early in the following year. The performance targets are further discussed in the CD&A on page 26.
(6)	The amounts in column (i) are detailed in the separate “All Other Compensation” table below.

(7)	The amounts in column (j) represent the total of columns (c) through (i).
(8)

Mr. Tutor’s 2018 total compensation included multi-year performance- and time-based equity grants that were provided as part of the amendment to his employment agreement in 2018, designed to incentivize future performance and serve as a means to retain his services.

(9)

Mr. Smalley’s 2017 total compensation included multi-year performance- and time-based equity grants that were provided as part of his employment agreement, which reflected his contributions, and were designed to incentivize future performance and serve as a means to retain his services.

All Other Compensation

The following table details the components of the “All Other Compensation” column for 2019 in the Summary Compensation Table.

(a)	(b)	(c)	(d)	(e)
	Company
	Contributions
	to Defined
	Contribution	Insurance		Total All Other
	Plans	Premiums	Perquisites	Compensation
Name	($)(1)	($)(2)	($)(3)	($)(4)
Ronald N. Tutor	—	368,176	932,901	1,301,077
Gary G. Smalley	5,700	21,544	22,426	49,670
James A. Frost	5,700	114,640	117,190	237,530
Jean J. Abiassi	1,641	—	114,731	116,372
Wendy A. Hallgren	3,834	923	194,484	199,241

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent amounts contributed by the Company into 401(k) accounts. The Company matches 30% of employee contributions up to 10% of the employee’s annual salary, not to exceed $5,700 per employee in 2019.

(2)	The amounts in column (c) represent life insurance premiums paid by the Company for benefits that are not available to all salaried employees.
(3)

The amounts in column (d) represent the aggregate incremental cost to the Company for personal benefits conferred to the NEOs. The total for Mr. Tutor includes $818,893 related to the personal use of the Company aircraft and $114,008 for vehicle usage. Mr. Tutor is entitled to 150 hours of flight time per calendar year for personal use of Tutor Perini’s aircraft, as originally negotiated during the merger with Tutor-Saliba and as provided by his employment agreement (with any unused balance being carried forward to subsequent years while employed). For safety reasons and productivity maximization, the Company also provides Mr. Tutor with a vehicle and driver and reimburses Mr. Tutor for certain operational costs. Additionally, Mr. Tutor may receive limited personal financial services as part of his employment agreement. The total for Mr. Smalley relates to vehicle usage. The total for Mr. Frost includes $104,513 related to the personal use of the Company aircraft and the remainder was for vehicle usage. The total for Mr. Abiassi includes reimbursement of $113,358 for temporary housing expenses, including a $59,343 associated tax gross up for taxable amounts, and the remainder was for vehicle usage. The total for Ms. Hallgren includes reimbursement of $169,966 for temporary housing expenses,  including a $105,709 associated tax gross up for taxable amounts, and the remainder was for vehicle usage.

(4)	The amounts in column (e) represent the totals of columns (b) through (d).

Total Realized Compensation

The table below is not required by SEC rules or regulations, nor should it be considered as a substitute for the preceding Summary Compensation Table and related disclosures. However, we have included this table to provide an understanding of the total compensation realized by our NEOs over the last three years. The table below reports compensation that our NEOs actually received for each year presented as opposed to what they were awarded and could potentially receive. The following are some of the key differences between the two tables:

•

The table below does not include equity compensation that was awarded but was subsequently unearned and forfeited due to the failure to meet performance targets. This is in contrast to the SCT, which includes the equity compensation in the year awarded and does not reduce reported compensation for any unearned and forfeited equity awards. In other words, the table below better illustrates the impact of the Company’s pay-for-performance philosophy on equity awards when performance targets are not achieved.

•

For non-equity incentive plan compensation (i.e., annual incentive (bonus) compensation), the table below reports such incentives in the year the cash is actually received by the NEOs compared to the SCT, which reports these cash incentives in the year considered earned, even though actual receipt is months later and in the following year.

•

The total compensation reported in the table below and in the SCT differ due to timing differences between when certain elements of compensation are presented in the SCT and when those elements are paid in cash or shares to our NEOs. For example, a share-based performance award measuring TSR over a three-year period would be reported in the SCT at 100% of its fair value in the year granted, whereas the table below would report the award in the year shares were paid, based on achievement of the performance targets and stock price at time of settlement. Since the Company does not typically award equity on an annual basis, but less regularly, the Total Realized Compensation table reports equity awards in a way that more aptly applies the award to the periods paid rather than reporting the entire value of a multi-year award in a single year.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)		(l)
										Difference
										Between		Realized
									Total	Realized		Compensation
				Vested	Exercised	Non-Equity		Total	Compensation	Compensation		as a
				Stock	Stock	Incentive Plan	All Other	Realized	as Reported	and Reported		Percentage
		Salary	Bonus	Units	Options	Compensation	Compensation	Compensation	in SCT	Compensation		of Reported
Name	Year	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)	($)(8)	($)(9)		Compensation
Ronald N.	2019	1,750,000	—	4,618,242	—	1,694,474	1,301,077	9,363,793	7,236,395	2,127,398		129%
Tutor	2018	1,750,000	1,250,000	2,822,534	—	3,587,500	1,377,411	10,787,445	23,492,298	(12,704,853)	(10)	46%
	2017	1,750,000	—	9,210,663	—	2,327,500	870,030	14,158,193	12,761,030	1,397,163		111%
Gary G.	2019	950,000	—	242,407	—	648,193	49,670	1,890,270	3,851,015	(1,960,745)		49%
Smalley	2018	950,000	—	336,000	—	1,111,500	51,976	2,449,476	4,333,839	(1,884,363)		57%
	2017	950,000	—	472,500	—	652,378	49,150	2,124,028	11,198,000	(9,073,972)	(11)	19%
James A.	2019	1,000,000	—	—	—	657,308	237,530	1,894,838	1,765,605	129,233		107%
Frost	2018	1,000,000	—	1,881,690	—	1,170,000	352,103	4,403,793	4,831,184	(427,391)		91%
	2017	1,000,000	—	10,696,158	—	931,969	123,681	12,751,808	6,700,681	6,051,127	(12)	190%
Jean J.	2019	291,667	500,000	—	—	—	116,372	908,039	4,355,706	(3,447,667)		21%
Abiassi
Wendy A.	2019	678,125	390,000	—	—	—	199,241	1,267,366	2,784,939	(1,517,573)		46%
Hallgren	2018	263,447	—	—	—	—	39,317	302,764	460,832	(158,068)		66%

____________________________________________________________________________________________________

(1)	The amounts in column (c) are the same amounts reported in column (c) of the SCT.
(2)

The amounts in column (d) are the same amounts reported in column (d) of the SCT, except for certain bonuses paid to Mr. Abiassi and Ms. Hallgren. For Mr. Abiassi only his $500,000 signing bonus was realized in 2019; the $291,667 guaranteed bonus was reflected in the SCT for 2019 but was paid to him in 2020. For Ms. Hallgren, her guaranteed bonus of $390,000 was paid in two payments, both in 2019, whereas in the SCT they were reported in two different years.

(3)	The amounts in column (e) represent the value realized from vesting RSUs.
(4)	The amounts in column (f) represent the value realized from exercised stock options; no stock options were exercised during the periods presented.
(5)	The amounts in column (g) represent the amounts paid to the respective NEO as annual incentives in the year the cash was actually received, which is the year following the performance period.
(6)	The amounts in column (h) are the same amounts reported in column (i) of the SCT.
(7)	The amounts in column (i) represent the total of columns (c) through (h).
(8)	The amounts in column (j) represent the total compensation as reported in the SCT.
(9)	The amounts in column (k) represent the difference between columns (i) and (j).
(10)

The difference between Mr. Tutor’s total compensation as reported in the SCT for 2018 and his total realized compensation in 2018 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The SCT reflects multi-year RSUs (valued at $12.0 million)

and SOs (valued at $5.4 million) granted in 2018, which may vest and be realized in future periods. Alternatively, the Total Realized Compensation table reflects RSUs worth $2.8 million that vested in 2018 for 2017 performance and excludes any value for SOs, as none were exercised during 2018.

(11)

The difference between Mr. Smalley’s total compensation as reported in the SCT for 2017 and his total realized compensation in 2017 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The SCT reflects share-based grants made in 2017 (valued at $9.1 million), which were scheduled to vest and be realized in future periods, whereas the Total Realized Compensation table reflects the share-based grants that vested during 2017 (valued at $0.5 million) for 2016 performance. Additionally, the SCT includes annual incentive (bonus) compensation of $1.1 million for 2017 performance, which was paid in 2018, whereas the Total Realized Compensation table includes annual incentive (bonus) compensation of $0.7 million for 2016 performance, which was paid in 2017.

(12)

The difference between Mr. Frost’s total compensation as reported in the SCT for 2017 and his total realized compensation in 2017 primarily reflects the variance between the reported (but unrealized) value of equity awards granted during the year and the actual value realized during the year from prior-year equity grants. The 2017 total realized compensation for Mr. Frost includes the vesting of three separate awards (valued at $10.7 million) that were granted between 2014 and 2016, all of which vested in 2017. Alternatively, the SCT reflects a legacy single-year share-based grant to Mr. Frost in 2017 (valued at $4.4 million), which was scheduled to vest and be realized in future periods.

Grants of Plan-Based Awards in 2019

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)	(m)
										All		Grant
										Other		Date
										Option		Fair
									All Other	Awards:	Exercise	Value of
			Estimated Future Payouts			Estimated Future Payouts			Stock	Underlying	or Base	Stock
			Under Non-Equity			Under Equity Incentive			Awards:	# of	Price of	and
			Incentive Plan Awards(2)			Plan Awards(3)			# of Shares	Securities	Option	Option
	Type of		Threshold	Target	Maximum	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Award(1)	Grant Date	($)	($)	($)	(#)	(#)	(#)	(#)	(#)	($/Share)(4)	($)(5)
R. Tutor			1,575,000	2,625,000	5,250,000	—	—	—	—	—	—	—
	RSU	1/24/2019	—	—	—	18,750	75,000	187,500	—	—	—	1,860,088
	SO	1/24/2019	—	—	—	18,750	75,000	187,500	—	—	25.70	602,836
G. Smalley			684,000	950,000	1,425,000	—	—	—	—	—	—	—
	RSU	11/15/2019	—	—	—	10,625	42,500	63,750	—	—	—	819,103
	RSU	11/15/2019	—	—	—	—	—	—	42,500	—	—	749,275
	SO	11/15/2019	—	—	—	10,625	42,500	63,750	—	—	17.63	411,196
	SO	11/15/2019	—	—	—	—	—	—	—	42,500	17.63	334,475
J. Frost			720,000	1,000,000	1,500,000	—	—	—	—	—	—	—
J. Abiassi			—	—	—	—	—	—	—	—	—	—
	RSU	9/6/2019	—	—	—	—	—	—	150,000	—	—	3,156,000	(6)
W. Hallgren			391,500	543,750	815,625	—	—	—	—	—	—	—
	RSU	9/19/2019	—	—	—	—	—	—	50,000	—	—	1,108,500	(6)
	SO	9/19/2019	—	—	—	—	—	—	—	50,000	13.00	280,000

____________________________________________________________________________________________________

(1)	The types of awards that were granted in 2019 are RSUs and stock options.
(2)	Columns (d), (e) and (f) present the range of potential performance-based annual incentive payouts. Actual amounts earned for 2019 are reflected in the SCT.
(3)	Columns (g), (h) and (i) present the range, if applicable, of estimated future payouts of performance-based equity awards.
(4)	The amounts in column (l) represent the exercise price of the nonqualified stock options, which was the closing price of the Company’s common stock on the NYSE on the date of award.
(5)

This amount represents the grant date fair value of RSUs and nonqualified stock options granted computed in accordance with ASC 718. Assumptions used in the calculation of these amounts can be found in Note 1(m) and Note 11 of Notes to Consolidated Financial Statement included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2020.

(6)

As an inducement to recruitment and retention of executive talent, these awards were granted with a guaranteed price of $20.00 per share, such that if the Company’s stock price is less than $20.00 per share on the final settlement date, a payment in cash or shares, at the option of the Company, of the difference between the stock price and $20.00 will be made.

Outstanding Equity Awards as of December 31, 2019

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
	Option Awards					Stock Awards
			Equity
			Incentive
			Plan Awards:				Market	Equity Incentive	Equity Incentive
	Number of	Number of	Number of			Number of	Value of	Plan Awards:	Plan Awards:
	Securities	Securities	Securities			Shares or	Shares or	Number of	Market or Payout
	Underlying	Underlying	Underlying			Units of	Units of	Unearned Shares,	Value of Unearned
	Unexercised	Unexercised	Unexercised	Option	Option	Stock That	Stock That	Units or Rights	Shares, Units or
	Options	Options	Unearned	Exercise	Expiration	Have Not	Have Not	That Have Not	Other Rights That
	(#)	(#)	Options	Price	Date	Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable(1)	(#)(1)	($/Share)		(#)(2)	($)(3)	(#)(2)	($)(3)
Ronald N. Tutor	300,000	—	—	11.05	06/01/2022	—	—	—	—
	75,000	—	—	22.20	11/13/2023	—	—	—	—
	142,402	—	—	28.17	03/30/2024	—	—	—	—
	248,199	—	—	24.05	12/22/2024	—	—	—	—
	75,000	150,000	—	25.70	01/04/2028	225,000	2,893,500	—	—
	30,682	—	75,000	25.70	01/04/2028	—	—	75,000	964,500
Gary G. Smalley	43,096	—	—	17.06	09/01/2025	—	—	—	—
	—	112,500	—	25.95	09/05/2027	112,500	1,446,750	—	—
	—	—	112,500	25.95	09/05/2027	—	—	112,500	1,446,750
	—	42,500	—	17.83	11/15/2028	42,500	546,550	—	—
	—	—	42,500	17.83	11/15/2028	—	—	42,500	546,550
	—	42,500	—	17.63	11/15/2029	42,500	546,550	—	—
	—	—	42,500	17.63	11/15/2029	—	—	42,500	546,550
James A. Frost	150,000	—	—	11.31	05/30/2022	—	—	—	—
	50,000	—	—	22.20	11/13/2023	—	—	—	—
	94,935	—	—	28.17	03/30/2024	—	—	—	—
	177,201	—	—	23.56	04/09/2025	—	—	—	—
	—	50,000	—	19.90	05/23/2028	50,000	643,000	—	—
	—	—	50,000	19.90	05/23/2028	—	—	50,000	643,000
Jean J. Abiassi	—	—	—	—	—	150,000	3,339,000	—	—
Wendy A. Hallgren	—	50,000	—	13.00	09/19/2029	50,000	1,112,500	—	—

____________________________________________________________________________________________________

(1)

The stock options reported in column (c) are time-based awards and those in column (d) are performance-based awards. The amounts in column (d) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The stock options in columns (c) and (d) are scheduled to vest in the following years:

Stock Options	2020	2021	2022	2023	Total	Vesting Based On
Ronald N. Tutor	75,000	—	—	—	75,000	Performance
Ronald N. Tutor	75,000	75,000	—	—	150,000	Time
Gary G. Smalley	112,500	42,500	42,500	—	197,500	Performance
Gary G. Smalley	112,500	42,500	42,500	—	197,500	Time
James A. Frost	—	50,000	—	—	50,000	Performance
James A. Frost	—	50,000	—	—	50,000	Time
Wendy A. Hallgren	—	—	50,000	—	50,000	Time
	375,000	260,000	135,000	—	770,000

(2)

The RSUs reported in columns (g) are time-based awards and those in column (i) are performance-based awards. The amounts included in column (i) are shown at the target performance level and will be adjusted for actual performance at the end of the respective performance period. The restricted stock units in columns (g) and (i) are scheduled to vest in the following years:

Restricted Stock Units	2020	2021	2022	2023	Total	Vesting Based On
Ronald N. Tutor	75,000	—	—	—	75,000	Performance
Ronald N. Tutor	—	225,000	—	—	225,000	Time
Gary G. Smalley	112,500	42,500	42,500	—	197,500	Performance
Gary G. Smalley	112,500	42,500	42,500	—	197,500	Time
James A. Frost	—	50,000	—	—	50,000	Performance
James A. Frost	—	50,000	—	—	50,000	Time
Jean J. Abiassi	—	—	150,000	—	150,000	Time
Wendy A. Hallgren	—	—	50,000	—	50,000	Time
	300,000	410,000	285,000	—	995,000
(3)

The amounts in columns (h) and (j) are determined by multiplying the number of shares by the closing price ($12.86) of the Company’s common stock on the NYSE on December 31, 2019, the last trading day of the year, except for the values of RSUs held by Mr. Abiassi and Ms. Hallgren which include a guaranteed payout at a minimum per share price ($20.00) and are listed at fair value.

2019 Option Exercises and Stock Vested Table

	Options Awards		Stock Awards
	Number of		Number		Value
	Shares	Value	of Shares		Realized on
	Acquired	Realized on	Acquired		Vesting(1)
Name	on Exercise	Exercise	on Vesting		($)
Ronald N. Tutor	—	—	152,875	(2)	2,617,090
Gary G. Smalley	—	—	13,096	(2)	242,407

____________________________________________________________________________________________________

(1)	Reflects the value at the closing price of the common stock on the vesting date.
(2)	These awards vested based on the achievement of one or more performance targets.

Agreements and Arrangements with NEOs

The following is a summary of Mr. Tutor’s, Mr. Smalley’s and Mr. Frost’s employment agreement provisions, the terms of Ms. Hallgren’s Separation Benefits Agreement and the terms of Mr. Abiassi’s employment offer letter.

Ronald N. Tutor Employment Agreement

On December 22, 2014, the Company entered into an amended and restated employment agreement with Mr. Tutor that included an initial term expiring on December 31, 2018 and providing the following: an annual salary (which is to be reviewed no less frequently than annually), performance bonus and share-based awards; two three-year TSR share-based awards; a succession plan bonus; various perquisites; and additional life insurance. On January 5, 2018, the Company amended Mr. Tutor’s employment agreement extending the terms of his employment agreement through December 31, 2021 (subject to automatic extensions for successive 12-month terms) and providing, among other things, an expanded range for his performance bonus, as well as additional share-based awards. In accordance with his employment agreement, Mr. Tutor has agreed that during the term of his employment with Tutor Perini and for two years after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Tutor has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Tutor pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Gary G. Smalley Employment Agreement

On September 6, 2017, the Company entered into an employment agreement with Mr. Smalley. The term of the employment agreement is through December 31, 2020 and is subject to automatic extensions for successive 12-month terms. The employment agreement provides certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Smalley has agreed that during the term of his employment with Tutor Perini and for 365 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Smalley has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Smalley pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

James A. Frost Employment Agreement

On November 1, 2016, the Company entered into an amended and restated employment agreement with Mr. Frost extending his employment with the Company through December 31, 2017 (subject to automatic extensions for successive 12-month terms) and providing certain elements of compensation, including: an annual salary; performance bonus and share-based awards; various perquisites; and additional life insurance. In addition, in accordance with his employment agreement Mr. Frost has agreed that during the term of his employment with Tutor Perini and for 500 days after the end of his employment (unless his employment is terminated by Tutor Perini without cause or he terminates his employment for good reason (each as defined in the employment agreement)), he will not compete with Tutor Perini or solicit certain of its employees. Mr. Frost has also agreed to be bound by customary restrictions on disclosure of confidential information. The severance benefits payable to Mr. Frost pursuant to the employment agreement are described in the “Potential Payments Upon Termination or Change in Control” table below.

Jean J. Abiassi Employment Offer Letter

On July 31, 2019, Mr. Abiassi signed an employment offer letter with the Company to become President and CEO of the Building and Specialty Groups. The employment offer letter provides for certain elements of compensation, including: an annual salary; signing bonus; guaranteed bonus for two years; share-based awards; severance benefits; and certain perquisites.

Wendy A. Hallgren Separation Benefits Agreement

On September 17, 2019, the Company entered into a Separation Benefits Agreement with Ms. Hallgren that provides for certain severance payments and benefits in the event of a termination of her employment under various circumstances, the terms of which are described in the “Potential Payments Upon Termination or Change in Control” table below.

Potential Payments Upon Termination or Change in Control

Ronald N. Tutor

Certain payments would be payable to Mr. Tutor in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2019:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	—	201,923	4,822,500	—	5,024,423
B.	Disability	—	—	201,923	4,822,500	—	5,024,423
C.	Retirement	—	—	201,923	—	—	201,923
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	201,923	—	—	201,923
E.	Termination by Employer without Cause
	or by Executive with Good Reason	—	1,722,394	4,309,778	4,822,500	8,750,000	19,604,672
F.	Change in Control	—	1,722,394	4,338,741	4,822,500	13,125,000	24,008,635

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Tutor. As of December 31, 2019, Mr. Tutor was not owed any accrued salary.
(2)

The annual incentive compensation for 2019 performance would be due to Mr. Tutor at the time payment is made to all executives under Events E and F. No payment would be due under Events A, B, C or D. As of December 31, 2019, Mr. Tutor was not owed any unearned annual incentive. Subsequent to December 31, 2019, the Compensation Committee approved a $1,722,394 annual incentive compensation for Mr. Tutor for 2019 performance and payment has been made to him. This amount is shown as payable as of December 31, 2019 under Events E and F above.

(3)

Benefits include vacation, life insurance and health insurance. Termination under all Events would result in payment for accrued vacation (30 days at December 31, 2019, valued at $201,923). Events E and F would require the continuation of life insurance benefits providing for the payment of $10.0 million in the event of Mr. Tutor’s death through the earlier of April 12, 2031 or his death (maximum benefit estimated at $4,049,930 at December 31, 2019). Event E would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 24 months (estimated at $57,925 at December 31, 2019), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage. Event F would require continuation of health insurance benefits for Mr. Tutor and his covered dependents for 36 months (estimated at $86,888 at December 31, 2019), or payment of an after-tax amount with which Mr. Tutor could obtain comparable coverage.

(4)

Mr. Tutor had 375,000 RSUs and 300,000 unvested stock option awards outstanding at December 31, 2019, inclusive of 150,000 TSR RSUs (target performance assumed) and 150,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.86 on December 31, 2019 assuming the triggering events occurred on December 31, 2019:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	2,893,500	1,929,000	—	—	4,822,500
B.	Disability	2,893,500	1,929,000	—	—	4,822,500
C.	Retirement	—	—	—	—	—
D.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
E.	Termination by Employer without
	Cause or by Executive with Good Reason	2,893,500	1,929,000	—	—	4,822,500
F.	Change in Control	2,893,500	1,929,000	—	—	4,822,500
(5)

A cash lump sum would be due in the amount of two times the sum of annual salary and target bonus in the case of Event E; and three times the sum of annual salary and target bonus in the case of Event F.

Gary G. Smalley

Certain payments would be payable to Mr. Smalley in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2019:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	537,296	54,808	5,079,700	—	5,671,804
B.	Disability	—	537,296	54,808	5,079,700	—	5,671,804
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	54,808	—	—	54,808
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	537,296	112,732	5,079,700	2,850,000	8,579,728
E.	Change in Control	—	537,296	112,732	5,079,700	3,800,000	9,529,728

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Smalley. As of December 31, 2019, Mr. Smalley was not owed any accrued salary.
(2)

The annual incentive compensation for 2019 performance would be due to Mr. Smalley at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Event C. As of December 31, 2019, Mr. Smalley was not owed any unearned bonus. Subsequent to December 31, 2019, the Compensation Committee approved a $537,296 annual incentive compensation bonus for Mr. Smalley for 2019 performance and payment has been made to him. This amount is shown as payable as of December 31, 2019 under Events A, B, D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2019, valued at $54,808). Events D and E would require continuation of health insurance benefits for Mr. Smalley and his covered dependents for 24 months (estimated at $57,924 at December 31, 2019), or payment of an after-tax amount with which Mr. Smalley could obtain comparable coverage.

(4)

Mr. Smalley had 395,000 RSUs and 395,000 unvested stock option awards outstanding at December 31, 2019, inclusive of 197,500 TSR RSUs (target performance assumed) and 197,500 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.86 on December 31, 2019 assuming the triggering events occurred on December 31, 2019:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	2,539,850	2,539,850	—	—	5,079,700
B.	Disability	2,539,850	2,539,850	—	—	5,079,700
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	2,539,850	2,539,850	—	—	5,079,700
E.	Change in Control	2,539,850	2,539,850	—	—	5,079,700
(5)

A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

James A. Frost

Certain payments would be payable to Mr. Frost in the event of his termination. The amounts depend upon the circumstances surrounding his termination as follows, assuming the triggering event occurred on December 31, 2019:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	—	57,692	1,286,000	—	1,343,692
B.	Disability	—	—	57,692	1,286,000	—	1,343,692
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	57,692	—	—	57,692
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	528,075	92,188	1,286,000	3,000,000	4,906,263
E.	Change in Control	—	528,075	92,188	1,286,000	3,000,000	4,906,263

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Mr. Frost. As of December 31, 2019, Mr. Frost was not owed any accrued salary.
(2)

The annual incentive compensation for 2019 performance would be due to Mr. Frost at the time payment is made to all executives under Events D and E. No payment would be due under Events A, B or C. As of December 31, 2019, Mr. Frost was not owed any unearned bonus. Subsequent to December 31, 2019, the Compensation Committee approved a $528,075 annual incentive compensation bonus for Mr. Frost for 2019 performance and payment has been made to him. This amount is shown as payable as of December 31, 2019 under Events D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (15 days at December 31, 2019, valued at $57,692). Events D and E would require continuation of health insurance benefits for Mr. Frost and his covered dependents for 24 months (estimated at $34,496 at December 31, 2019), or payment of an after-tax amount with which Mr. Frost could obtain comparable coverage.

(4)

Mr. Frost had 100,000 restricted stock units and 100,000 unvested stock option awards outstanding at December 31, 2019, inclusive of 50,000 TSR RSUs (target performance assumed) and 50,000 TSR stock options (target performance assumed). The table below represents the value of the outstanding restricted stock units and the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.86 on December 31, 2019 assuming the triggering events occurred on December 31, 2019:

		RSUs	TSR RSUs	Options	TSR Options	Total
Triggering Event		($)	($)	($)	($)	($)
A.	Death	643,000	643,000	—	—	1,286,000
B.	Disability	643,000	643,000	—	—	1,286,000
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	643,000	643,000	—	—	1,286,000
E.	Change in Control	643,000	643,000	—	—	1,286,000
(5)	A cash lump sum would be due in the amount of one and one half times the sum of annual salary and target bonus in the case of Events D and E.

Wendy A. Hallgren

Certain payments would be payable to Ms. Hallgren in the event of her termination. The amounts depend upon the circumstances surrounding her termination as follows, assuming the triggering event occurred on December 31, 2019:

		Base			O/S Equity	Cash Lump
		Salary	Bonus	Benefits	Awards	Sum	Total
Triggering Event		($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)
A.	Death	—	287,141	12,287	1,000,000	—	1,299,428
B.	Disability	—	287,141	12,287	1,000,000	—	1,299,428
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	12,287	—	—	12,287
D.	Termination by Employer without Cause
	or by Executive with Good Reason	—	287,141	70,211	1,000,000	1,903,125	3,260,477
E.	Change in Control	—	287,141	70,211	1,000,000	2,537,500	3,894,852

____________________________________________________________________________________________________

(1)	In all cases, accrued salary through the date of termination would be due to Ms. Hallgren. As of December 31, 2019, Ms. Hallgren was not owed any accrued salary.
(2)

The annual incentive compensation for 2019 performance would be due to Ms. Hallgren at the time payment is made to all executives under Events A, B, D and E. No payment would be due under Events C. As of December 31, 2019, Ms. Hallgren was not owed any unearned bonus. Subsequent to December 31, 2019, the Compensation Committee approved a $287,141 annual incentive compensation bonus for Ms. Hallgren for 2019 performance and payment has been made to her. This amount is shown as payable as of December 31, 2019 under Events A, B, D and E above.

(3)

Benefits include vacation and health insurance. Termination under all Events would result in payment for accrued vacation (4 days at December 31, 2019, valued at $12,287). Events D and E would require continuation of health insurance benefits for Ms. Hallgren and her covered dependents for 24 months (estimated at $57,925 at December 31, 2019), or payment of an after-tax amount with which Ms. Hallgren could obtain comparable coverage.

(4)

Ms. Hallgren had 50,000 restricted stock units and 50,000 unvested stock option awards outstanding at December 31, 2019. The table below represents the value of the outstanding restricted stock units quantified using a guaranteed minimum price of $20.00 per share as specified in her RSU award agreement, as well as the intrinsic value of the unvested stock options quantified using the Company’s closing share price of $12.86 on December 31, 2019 assuming the triggering events occurred on December 31, 2019:

		RSUs	Options	Total
Triggering Event		($)	($)	($)
A.	Death	1,000,000	—	1,000,000
B.	Disability	1,000,000	—	1,000,000
C.	Termination by Employer for Cause or
	by Executive without Good Reason	—	—	—
D.	Termination by Employer without Cause
	or by Executive with Good Reason	1,000,000	—	1,000,000
E.	Change in Control	1,000,000	—	1,000,000
(5)

A cash lump sum would be due in the amount of one and one-half times the sum of annual salary and target bonus in the case of Event D; and two times the sum of annual salary and target bonus in the case of Event E.

Jean Abiassi

Mr. Abiassi did not have an employment agreement providing for termination benefits. However, Mr. Abiassi is entitled to $750,000 in the event he is terminated without cause, in accordance with his employment offer letter. In addition, as of December 31, 2019, Mr. Abiassi had $333,333 of outstanding equity awards that would vest in the event he is terminated within one year of a change in control. The value of his outstanding stock units was quantified based on the number of months employed as of December 31, 2019 in relation to the full 36-month vesting term and a guaranteed minimum price of $20.00 per share, in accordance with his employment offer letter.

CEO PAY RATIO DISCLOSURE

The SEC's rules for identifying the median-compensated employee and calculating the pay ratio based on that employee's annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported below, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratio.

In order to identify the median-compensated employee, we selected total compensation paid to our employees from January 1, 2019 through December 31, 2019 (per IRS Form W-2 data for U.S. employees, and total salary and wages earned for non-U.S. employees) as our consistently applied compensation measure.

The median of the annual total compensation of all employees who were employed as of December 31, 2019 (other than the CEO) was $69,750. The 2019 total compensation of Mr. Tutor, our CEO, as measured for reporting in the SCT on page 31, was $7,236,395. The ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees (excluding the CEO) was 104 to 1.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records, as well as the methodology we used to identify the median-compensated employee.

DIRECTOR COMPENSATION

Our Compensation Committee recommends the level of compensation to be paid to our Board. Periodically, the Compensation Committee reviews the functions being performed by the Board and its committees, as well as board compensation paid by the Company’s publicly traded peer group companies, in order to determine whether director compensation is appropriate. The Company’s director compensation is in line with the peer group.

Fees for our non-employee directors consist of an annual cash retainer fee of $80,000, payable in cash or common stock at each director’s option, plus an equity retainer in the amount of $150,000 payable in shares of common stock on the business day following the annual meeting of shareholders. Directors also receive $900 per Board meeting attended in person and $300 per Board meeting attended telephonically. Members of the Audit Committee receive $2,000 per committee meeting attended in person and $500 per committee meeting attended telephonically. The Audit Committee Chair receives an annual retainer of $20,000 and the Compensation Committee Chair receives an annual retainer of $10,000 for services on their respective committees. Members of the Compensation and Corporate Governance and Nominating Committees receive $900 per committee meeting attended in person and $300 per committee meeting attended telephonically. The Lead Independent Director also receives an additional annual retainer of $20,000 based on the increased responsibilities associated with this role.

The table below summarizes the total compensation earned by each of the non-management directors serving in 2019.

(a)	(b)	(c)	(d)
	Fees Earned
	(Paid in Cash	Stock
	or Stock)	Awards	Total
Name	($)(1)	($)(2)	($)(3)
Peter Arkley	102,015	149,985	252,000
Sidney J. Feltenstein	83,915	149,985	233,900
Michael R. Klein	206,715	149,985	356,700
Michael F. Horodniceanu	94,215	149,985	244,200
Robert C. Lieber	142,815	149,985	292,800
Dennis D. Oklak	139,215	149,985	289,200
Raymond R. Oneglia	87,815	149,985	237,800
Dale Anne Reiss	114,215	149,985	264,200
Donald D. Snyder(4)	6,000	—	6,000
Dickran M. Tevrizian, Jr.	86,615	149,985	236,600

____________________________________________________________________________________________________

(1)

The amounts in column (b) represent fees paid for the annual cash retainer, committee Chair retainers, Lead Independent Director retainer and attendance at Board and committee meetings as described above. In addition, for Mr. Klein, this includes $10,000 as his retainer for serving as the Chair of the ad hoc Dispute Resolution Advisory Committee, which was formed to consult with management regarding settlement offers and strategies with respect to certain outstanding claims and disputes. Also, for Mr. Klein, this includes $75,000 for monthly Chair fees, and for Mr. Lieber and Mr. Oklak, this includes $45,000 each for monthly meeting fees for the Special Committee that was formed to consider potential strategic transactions. The following table presents the cash and equity components of the $80,000 annual cash retainer for the directors who elected to receive a portion of this retainer in shares of the Company’s common stock:

	Share			Cash
	Amounts	Price	Value	Payment	Total
Name	#	($)	($)	($)	($)
Michael R. Klein	5,089	15.72	79,999	1	80,000
Robert C. Lieber	5,089	15.72	79,999	1	80,000
Raymond R. Oneglia	2,544	15.72	39,992	40,008	80,000

(2)

The amounts in column (c) present the fair value of the shares granted in 2019 based on the fair market value on the date of grant in accordance with ASC 718. The 2019 annual stock grant made to each director was based on the closing price of the Company’s common stock on the NYSE on the date of grant.

(3)	The amounts in column (d) represent the total of columns (b) and (c).
(4)	Mr. Snyder did not stand for re-election to the Board upon the expiration of his term at the Company’s 2019 Annual Meeting of Shareholders.

As of December 31, 2019, none of our non-employee directors had any outstanding equity awards.

Stock Ownership Guidelines for Non-Employee Directors

The Company has a policy requiring stock ownership by non-employee directors. Specifically, the Company’s non-employee directors are subject to stock ownership guidelines which are intended to align their interests with those of our shareholders. Under the guidelines, our non-employee directors must maintain ownership of Tutor Perini stock at a multiple of five times the annual cash retainer. The minimum number of shares guideline is updated annually based on the current cash retainer ($80,000 as of December 31, 2019) and the 12-month trailing average Tutor Perini stock price. Shares owned directly or indirectly, deferred stock units, value of vested but unexercised stock options and unvested RSUs are counted toward the guidelines. Non-employee directors have until their fifth anniversary of becoming a director to comply with the guidelines.

All of our current non-employee directors exceeded the stock ownership guidelines, with the exception of Mr. Oklak and Dr. Horodniceanu whose compliance with the guidelines is not required until May 2022 and May 2023, respectively, the five-year anniversary of when they became directors.

Stock Retention Guidelines for Non-Employee Directors

The Company also has a policy requiring non-employee directors to maintain ownership of at least 75% of net shares acquired via grants of equity-based compensation until they are no longer with the Company. As of the most recent measurement date, all of our current non-employee directors were in compliance with this policy.

Director and Officer Indemnification

Our amended and restated articles of organization provide that no director shall be personally liable to us or to our shareholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to us or our shareholders, for acts or omissions not in good faith, for acts or omissions involving intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit. Our By-laws provide that our directors and officers will be indemnified against liabilities that arise from their service as directors and officers, subject to certain exceptions. We have obtained insurance that insures our directors and officers against certain losses and insures us against our obligations to indemnify our directors and officers.

PROPOSAL 4: APPROVAL OF AMENDMENT TO RESTATED ARTICLES OF ORGANIZATION

General

The Board unanimously approved, and recommends that the shareholders approve, an amendment to Article 3 of our Restated Articles of Organization to increase the number of authorized shares of the Company’s common stock from 75,000,000 to 112,500,000 (the “Proposed Amendment”). If the shareholders approve the Proposed Amendment, the authorized share increase will become effective upon the filing of Articles of Amendment with the Secretary of State of the State of Massachusetts.

Reasons for Proposal

We are currently authorized to issue up to 75,000,000 shares of our common stock, par value $1.00 per share. The last time shareholders approved an increase in the number of shares of authorized common stock (to the current 75,000,000 shares) was September 2008. As of March 23, 2020, 50,473,207 shares of common stock were issued and outstanding, 5,222,185 shares of common stock were reserved for issuance under our equity compensation plans, and 9,090,900 shares of common stock were reserved as the maximum number of shares that could be issuable upon conversion of our 2.875% Convertible Senior Notes due June 15, 2021. Accordingly, as of March 23, 2020, there were 10,213,708 shares of our common stock available for all other corporate purposes, such as additional capital raising activities, prior to the addition of the shares for which we are seeking approval pursuant to this proposal.

In addition to our authorized shares of common stock, we are authorized to issue up to 1,000,000 shares of preferred stock, par value $1.00 per share, in one or more series designated by the Board. As of March 23, 2020, no such shares were issued and outstanding.

The Board believes an increase in the number of authorized shares of common stock is in the best interests of our Company and our shareholders because the availability of additional authorized but unissued shares of common stock will provide us with greater flexibility in considering future actions that may be desirable or necessary to accomplish our business objectives and that involve the issuance of our common stock, without potential expense and delay incident to obtaining shareholder approval for a particular issuance. The additional authorized shares of common stock would be issuable for any proper corporate purpose, including future acquisitions, capital raising transactions consisting of either equity or convertible debt, stock dividends, stock splits, or issuances under current and future stock plans. The Board believes that such additional flexibility is particularly important in light of recent market volatility and the evolving impact of the coronavirus pandemic. We do not currently have any understandings or agreements for the issuance or use of the additional shares of common stock to be approved under this proposal.

Effects of Proposal on Rights of Existing Shareholders

If this proposal is approved, the Board may cause the issuance of additional shares of our common stock without further shareholder action, except as may be required by law, regulatory authorities, or the rules of the New York Stock Exchange or any other stock exchange on which our shares may be listed. The proposed new authorized shares of common stock would become part of the existing class of our common stock and, if and when issued, would have the same rights and privileges as the shares of common stock presently issued and outstanding. The Proposed Amendment will not change the current number of issued shares of common stock, and existing shareholders will not suffer any immediate dilution in voting rights or ownership interests upon the approval of the Proposed Amendment.

Anti-Takeover Considerations

An increase in the number of authorized shares of our common stock may make it more difficult to, or discourage an attempt to, obtain control of us by means of a takeover bid that the Board determines is not in our best interest nor in the best interests of our shareholders. For example, without further shareholder approval, the Board could issue shares of common stock in a public or private sale, merger or similar transaction, which would increase the number of outstanding shares, thereby diluting the interest of a party seeking to take over the company or to gain control of the Board. However, the Board does not view the proposed increase in the number of authorized shares of common stock as being intended to serve an anti-takeover measure and is not aware of any unsolicited attempt or plan to obtain control of us. We have no current plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences. The Board, however, remains mindful of the recent volatility of both the Company’s stock price and the financial markets in general, and the potential for continued volatility as a result of the coronavirus pandemic.

Board Recommendation

THE TUTOR PERINI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE AMENDMENT TO OUR RESTATED ARTICLES OF ORGANIZATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY’S COMMON STOCK FROM 75,000,000 TO 112,500,000.

OWNERSHIP OF COMMON STOCK BY DIRECTORS, EXECUTIVE OFFICERS AND PRINCIPAL SHAREHOLDERS

The following table sets forth certain information concerning beneficial ownership as of March 23, 2020 of the common stock by each director and nominee, each executive officer named in the summary compensation table, all directors and executive officers as a group and all persons we know to hold in excess of 5% of the common stock.

In preparing the following table, we relied upon statements filed with the SEC by beneficial owners of more than 5% of the outstanding shares of the common stock pursuant to Section 13(d) or 13(g) of the Exchange Act, unless we knew or had reason to believe that the information contained in such statements was not complete or accurate, in which case we relied upon information that we considered to be accurate and complete. Unless otherwise indicated in the footnotes, the address of each of the individuals and entities named below is: c/o Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342.

	Amount of		Percent of
	Common Stock		Common Stock
	Beneficially		Beneficially
Name of Beneficial Owner	Owned(1)		Owned(2)

Named Executive Officers
Ronald N. Tutor	9,049,989	(3)(4)	17.6%
James A. Frost	1,049,412	(5)	2.1%
Gary G. Smalley	65,655		*
Jean J. Abiassi	—		*
Wendy A. Hallgren	—		*

Non-Employee Directors
Raymond R. Oneglia	591,079	(6)	1.2%
Michael R. Klein	449,890		*
Peter Arkley	71,435		*
Dickran M. Tevrizian, Jr.	69,071		*
Sidney J. Feltenstein	63,071		*
Robert C. Lieber	60,156		*
Dale Anne Reiss	33,703		*
Dennis D. Oklak	22,803		*
Michael F. Horodniceanu	17,078		*

All Directors and Executive Officers as a Group (14 persons)	11,543,342		22.3%

Beneficial Ownership of 5% or More
Ronald N. Tutor	9,049,989	(3)(4)	17.6%
AllianceBernstein L.P.	5,386,297	(7)	10.7%
Frontier Capital Management Co., LLC.	4,876,026	(8)	9.7%
Dimensional Fund Advisors LP	3,798,084	(9)	7.5%
The Vanguard Group, Inc.	3,744,345	(10)	7.4%
BlackRock, Inc.	2,935,024	(11)	5.8%
Donald Smith & Co., Inc.	2,520,279	(12)	5.0%

____________________________________________________________________________________________________

*	Less than 1%.
(1)

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock and stock options that are currently exercisable or exercisable within 60 days of March 23, 2020 are deemed to be beneficially owned by the person holding such options. Mr. Tutor, Mr. Smalley, Mr. Frost and All Directors and Executive Officers as a Group have 871,283; 43,096; 472,136; and 1,386,515 stock options, respectively, which are currently exercisable or exercisable within 60 days of March 23, 2020.

(2)

The percent ownership for each shareholder on March 23, 2020 is calculated by dividing (i) the total number of shares beneficially owned by the shareholder by (ii) 50,473,207 shares (the total number of shares outstanding on March 23, 2020) plus any shares that may be acquired (including upon exercise of stock options or vesting of restricted stock units) by that person currently or within 60 days after March 23, 2020.

(3)

Consists of 5,083,841 shares held by Ronald N. Tutor Separate Property Trust, 1,533,255 shares held by Ronald N. Tutor 2009 Dynasty Trust, 1,561,610 shares held by the Ronald N. Tutor Marital Property Trust and 871,283 stock options exercisable within 60 days of March 23, 2020.

(4)

Includes 1,263,158 shares that have been pledged as collateral for a personal loan. The number of pledged shares varies with the share price of the Company’s common stock because the pledged shares are linked to a multiple of Mr. Tutor’s debt on the line.

(5)	Includes 299,000 shares that have been pledged as collateral for a loan.

(6)

Includes 500,000 shares owned by O&G for which Mr. Oneglia serves as the Vice Chairman and as a director, 500 shares owned by Raymond A. Oneglia Trust and 500 shares owned by the Gloria B. Oneglia Trust. Mr. Oneglia disclaims beneficial ownership of these shares, except to the extent of his pecuniary interest therein.

(7)

Based on Schedule 13G/A filed with the SEC on February 20, 2020 by AllianceBernstein L.P. (“AllianceBernstein”), which indicates that as of January 31, 2020, AllianceBernstein had (i) sole voting power relative to 4,516,956 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 5,386,297 shares and (iv) no shared dispositive power. The address of AllianceBernstein is 1345 Avenue of the Americas, New York, NY 10105.

(8)

Based on Schedule 13G/A filed with the SEC on February 14, 2020 by Frontier Capital Management Co., LLC. (“Frontier”), which indicates that as of December 31, 2019, Frontier had (i) sole voting power relative to 3,029,288 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 4,876,026 shares and (iv) no shared dispositive power. The address of Frontier is 99 Summer Street, Boston, MA 02110.

(9)

Based on Schedule 13G/A filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”), which indicates that as of December 31, 2019, Dimensional had (i) sole voting power relative to 3,679,668 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 3,798,084 shares and (iv) no shared dispositive power. The address of Dimensional is Building One, 6300 Bee Cave Road, Austin, TX 78746.

(10)

Based on Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group, Inc. (“Vanguard”), which indicates that as of December 31, 2019, Vanguard had (i) sole voting power relative to 36,802 shares, (ii) shared voting power relative to 7,900 shares, (iii) sole dispositive power relative to 3,703,558 shares and (iv) shared dispositive power relative to 40,787 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(11)

Based on Schedule 13G/A filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”), which indicates that as of December 31, 2019, BlackRock had (i) sole voting power relative to 2,811,615 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,935,024 shares and (iv) no shared dispositive power. The address of BlackRock is 55 East 52nd Street, New York, NY 10055.

(12)

Based on Schedule 13G filed with the SEC on February 10, 2020 by Donald Smith & Co., Inc. (“Donald Smith”), on behalf of itself and DSCO Value Fund, L.P. (“DSCO Value Fund”), which indicates that as of December 31, 2019, Donald Smith had (i) sole voting power relative to 2,498,671 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 2,507,121 shares and (iv) no shared dispositive power. The aforementioned Schedule 13G also indicates that as of December 31, 2019, DSCO Value Fund had (i) sole voting power relative to 13,158 shares, (ii) no shared voting power, (iii) sole dispositive power relative to 13,158 shares and (iv) no shared dispositive power. The address of Donald Smith is 152 West 57th Street, New York, NY 10019.

SHAREHOLDER PROPOSALS FOR 2021 ANNUAL MEETING

Any proposal of a shareholder submitted pursuant to Exchange Act Rule 14a-8 for inclusion in Tutor Perini’s proxy statement and form of proxy for its 2021 Annual Meeting of Shareholders must be received by Tutor Perini on or before December 10, 2020 in order to be considered for inclusion in its proxy statement and form of proxy. If the 2021 Annual Meeting of Shareholders is advanced or delayed by more than 30 calendar days from May 20, 2021, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals for inclusion in the 2021 Annual Meeting of Shareholders proxy statement. Such proposals must comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Tutor Perini’s By-laws require that Tutor Perini be given advance written notice of director nominations and other business that shareholders wish to present for action at an annual meeting of shareholders (other than matters included in Tutor Perini’s proxy materials in accordance with Rule 14a-8 under the Exchange Act). Any proposal of a shareholder intended to be presented at Tutor Perini’s 2021 Annual Meeting of Shareholders, other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8, must be received by us no earlier than November 21, 2020, nor later than March 6, 2021. If the 2021 Annual Meeting of Shareholders is advanced by more than seven calendar days from May 20, 2021, Tutor Perini will inform shareholders of such change and the new dates for submitting shareholder proposals pursuant to the Tutor Perini By-laws (other than shareholder proposals submitted pursuant to Exchange Act Rule 14a-8) for presentation at the 2021 Annual Meeting of Shareholders. If a shareholder fails to provide timely notice of a proposal to be presented at the 2021 Annual Meeting of Shareholders, the proxies designated by the Board will have discretionary authority to vote on any such proposal that may come before the meeting. In addition, shareholder proposals must comply with the requirements of our By-laws. Any such proposal should be mailed to: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary.

Please see “Nominations for Director” for a description of the requirements for submitting a candidate for nomination as a director at the 2021 Annual Meeting of Shareholders.

OTHER MATTERS

The Board knows of no other matters that are likely to be brought before the meeting. However, if any other matters of which the Board is not aware are presented to the meeting for action, it is the intention of the persons named in the accompanying form of proxy to vote said proxy in accordance with their judgment on such matters.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding.” This means that only one copy of our Notice of Internet Availability of Proxy Materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy to you if you call or write us at the following address or telephone number: Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you want to receive separate copies of the Notice of Internet Availability of Proxy Materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Tutor Perini files annual, quarterly, and current reports, proxy statements and other information with the SEC.

You may also obtain copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Tutor Perini Corporation, 15901 Olden Street, Sylmar, California 91342, Attention: Corporate Secretary, (818) 362-8391. If you would like to request documents, please do so by May 6, 2020 in order to receive them before the Annual Meeting of Shareholders on May 20, 2020.

1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000452480_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Ronald N. Tutor 02 Peter Arkley 03 Sidney J. Feltenstein 04 James A. Frost 05 Michael F. Horodniceanu 06 Michael R. Klein 07 Robert C. Lieber 08 Dennis D. Oklak 09 Raymond R. Oneglia 10 Dale Anne Reiss 11 Dickran M. Tevrizian Jr TUTOR PERINI CORPORATION 15901 OLDEN STREET SYLMAR, CA 91342 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2, 3 and 4. For Against Abstain 2 Ratify the selection of Deloitte & Touche LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 31, 2020. 3 Approve the compensation of the Company's named executive officers on an advisory (non-binding) basis. 4 Approve an amendment to our Restated Articles of Organization to increase the number of authorized shares of the Company's common stock from 75,000,000 to 112,500,000. NOTE: Transact such other business as may properly come before the meeting or any adjournment or postponement thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Yes No Please indicate if you plan to attend this meeting 0000452480_2 R1.0.1.18

Tutor Perini Corporation Attn: Investor Relations Dept. 15901 Olden Street Sylmar, CA 91342 Telephone (818) 362-8391 E-mail: investor.relations@tutorperini.com Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com TUTOR PERINI CORPORATION Annual Meeting of Shareholders May 20, 2020 at 11:30 AM Pacific Time This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) James "Jack" A. Frost and Gary G. Smalley, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot and in their discretion upon such other matters as may be properly presented at the meeting, all of the shares of common stock of TUTOR PERINI CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 11:30 AM Pacific Time on May 20, 2020 at Tutor Perini Corporation, 15901 Olden Street, Sylmar, CA 91342, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side